Exhibit 10.77

AETNA MARKETING AGREEMENT

FOR UPLINE AGENTS AND AGENCIES

Individual Medicare Advantage Plan, Medicare Advantage Plans with Medicare Prescription Drug
Coverage and Medicare Prescription Drug Plans

This upline marketing agreement (this “Agreement”), is made between Aetna Life Insurance Company, a Connecticut corporation, on behalf of itself and its affiliates (“Aetna”) and the undersigned upline, on behalf of itself and its Upline Affiliates (“Upline”) (individually, each a “Party,” and collectively, “Parties”). This Agreement shall become effective as set forth in Section 8.1. To signify they have read, fully understand, and agree to the terms and conditions of this Agreement set forth below, the Parties have signed below:

AETNA LIFE INSURANCE COMPANY

By:	/s/ Armando Luna, Jr.
	Name:	Armando Luna, Jr.
	Title:	Vice President

Aetna’s signature on this Agreement shall be deemed null and void if Aetna deems the following requirements not satisfied:

Upline (or Upline is an entity, Principal’s) background check is satisfactory;

Upline (or if Upline is and entity, Principal) does not appear on the OIG List (defined herein) or Specially Designated Nationals and Blocked Person list published by the Office of Foreign Assets Control of the U.S. Department of Treasury;

Upline (and if Upline is an entity, Principal) is properly licensed in the states in which Upline’s Agents intend to Sell;

Upline (and if Upline is an entity, Principal) is properly appointed, as required by state law;

nomoreformsTM contracting process is complete.

For purposes of Section 10.6 of this Agreement:

Aetna

Broker Services Department

2222 Ewing Road

Moon Township, PA 15108

UPLINE
GRANDPARENTS INSURANCE SOLUTIONS, LLC

By:	/s/ Steve E. Leber
	Name:	Steve E. Leber
	Title:	CEO

If entity, indicated entity type (corporation, limited liability company, etc.) and state of formation:
LLC, Florida

Tax ID NO.:	46-1140707

For purposes of Section 10.6 of this Agreement:

Name/Title of Contact Person:

Steve Leber

Postage Address:

589 8th Avenue, 6th Floor

New York, NY 10018

Telephone Number:	(646) 839-8809
Facsimile:	(646) 654-6106
Email Address:	steve@grandparent.com

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Telephone Number: (866) 714-9301

Fax: (724) 741-7285

Email Address: BrokerContracts@aetna.com

Postage Address:

Producer Guide and other information available at: http://www.aetna.com/insurance-producer.html

http://broker.cvty.com

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SECTION 1 – DEFINITIONS

For purposes of this Agreement, the following definitions will apply:

Agent(s): means Independent Agents and/or LOAs.

Annual Certification Process: means the programs, processes, and trainings set forth in the Producer Guide.

Applicable Law: means any and all state and federal laws, statutes and regulations as well as CMS or other government agency instructions, guidance, and directives relating to Medicare Advantage and Part D programs (including federal laws and regulations designed to prevent fraud, waste, and abuse, including but not limited to applicable provisions of federal criminal law, the False Claims Act (32 U.S.C. §§ 3729 et seq.), and the anti-kickback statute (Section 1128B(b) of the Social Security Act)) and/or the activities carried out under this Agreement. Applicable Law includes, but is not limited to: 42 C.F.R. parts 422 and 423, the MMG, the Health Insurance Portability and Accountability Act (“HIPAA”) and related privacy and security rules, and any and all state, federal, or other laws and regulations governing Sales, insurers, and agents and brokers (including licensure and appointment of insurance brokers and agents).

Business Day: means Monday through Friday, excluding federal holidays.

Certified: means the completion and satisfaction, annually, of all of the requirements of the Annual Certification Process as set forth in the Producer Guide.

Certified Agent(s): means an Agent or Agents who are Certified.

CMS: means the Centers for Medicare and Medicaid Services, the agency within the Department of Health and Human Services that administers the Medicare program.

Commissions: means the amount paid for the Sale and Renewal of Medicare Products, as more fully described in Section 6 and Appendix A (including Schedule 1 to Appendix A) which is attached hereto and incorporated herein by reference.

Compensable Referral: means a Qualified Referral that results in an enrollment in a Medicare Product for a duration of at least three months.

Independent Agents: means (a) for purposes of Sales, any licensed insurance agent or broker of any state or territory who (i) has been recruited by Upline, and (ii) has entered into an agreement with Upline to participate in Sales; and (b) for purposes of Referrals, any licensed insurance agent or broker of any state or territory who (i) has been recruited by Upline and (ii) has entered into an agreement with Upline to participate in Referrals.

Like Plan: means a “like plan type” as described by CMS in the applicable MMG.

Licensed Only Agent or LOA: means (a) for purposes of Sales, any licensed insurance agent who is either employed by or under exclusive contract with Upline to sell insurance products for Upline; and (b) for purposes of Referrals, any licensed insurance agent who is either employed by or under exclusive contract with Upline to refer insurance products for Upline.

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Medicare Advantage Plan(s): means those Medicare Advantage plans offered by Plans, approved by CMS and Sold or Referred to an eligible Medicare beneficiary by Agents on behalf of Aetna, which are set forth on Appendix B, if any.

Medicare Product(s): means Medicare Advantage Plans and Part D Plans.

Medicare Product Enrollee: means an individual who is enrolled in a Medicare Product.

MMG: means the Medicare Marketing Guidelines as published by CMS.

nomoreforms: means a vendor who provides a platform for onboarding, contracting and other administrative processes with respect to Agents contracted with Aetna, all in compliance with Aetna’s instructions.

Part D Plan(s): means those stand alone Medicare Part D prescription drug plans offered by Plans, approved by CMS and available for Sale or Referral under this Agreement, to an eligible Medicare beneficiary by Agents on behalf of Aetna, as set forth on Appendix B, if any.

Plans: means Aetna Life Insurance Company and its affiliates who have contracts with CMS to offer Medicare Advantage Plans or Part D Plans in the service areas set forth in Appendix B, which is attached hereto and incorporated herein by reference.

Premium(s): means any and all monies collected by Aetna from CMS and/or Medicare beneficiaries, as applicable, which monies are designated as premiums for Sales or Referrals by Agents under the terms and conditions of this Agreement.

Principal: means the individual that is an employee, owner, member or partner of Upline, appointed by Upline to act on behalf of Upline. Upline has granted such individual authority to legally bind Upline.

Producer Guide: means an online guide (as updated periodically) which contains Aetna’s rules and processes for Agents and Uplines regarding Sales and Referrals. The Producer Guide also includes sales support tools and sales and distribution policies to guide agents and brokers on the process of contracting, certifying, and managing Sales.

Qualified Referral: means only those Referrals that meet the requirements set forth in Section 3.18.

Ready to Sell: means Upline, Principal or Agent, as applicable, has received a written confirmation from Aetna specifying that Upline, Principal or Agent, as applicable, has completed all requirements and may commence Selling as described in the written confirmation, subject to the terms and conditions of this Agreement.

Reasonable Efforts: means, with respect to a given obligation, the efforts that a reasonable person in a party’s position would use to comply with that obligation as promptly as possible.

Refer, Referral, Referring or Referred: means an activity (whether used as a noun or a verb) whereby an Agent directs to Aetna a beneficiary for advice on enrollment in a Medicare Product.

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Referring Agents: means Agents who Refer.

Renewal: has the meaning given to such term in Appendix A.

Retail Sales Program: means Sales activities conducted in retail pharmacy and healthcare settings in accordance with CMS rules, regulations and guidance and Aetna’s policies and procedures.

Sale(s), Sell, Selling, or Sold: means the soliciting, offering and/or presenting of Medicare Products to a Medicare beneficiary.

Same Plan: means a Medicare Product where there is no application required to continue coverage under that Medicare Product during any CMS defined enrollment period.

Unlike Plan: means an “unlike plan type” as described by CMS in the applicable MMG.

Upline Affiliate(s): means any and all existing or future corporations, partnerships, limited liability companies, limited partnerships, sole proprietorships or any other legal entity or person, that is owned or controlled by Upline, or under common control of Upline, for which Upline has provided notice to Aetna that Upline Affiliate is Selling or Referring in accordance with Section 10.16. For purposes of this Agreement, the term “Upline” includes all Upline Affiliates.

SECTION 2 – AUTHORIZATION AND APPLICABILITY

2.1.	Authorization of Upline. Subject to the terms and conditions of this Agreement, Aetna hereby appoints and authorizes Upline to: (a) Sell and market Medicare Products in the service areas set forth in Appendix B through its Certified Agents; and (b) perform the duties described in this Agreement and in the Producer Guide in accordance with Applicable Law and such reasonable rules and instructions as may be provided in writing by Aetna to Upline. Upline agrees to such appointment.

2.2.	Limit of Authorization. Upline, and its Agents, shall have no authority to: (a) make or discharge contracts for Aetna; (b) reject or accept any Medicare beneficiary solicited by Upline or Agent; (c) quote extra rates for special risks; (d) make endorsements; (e) incur any liability on behalf of Aetna; (f) waive, alter or amend the performance, provisions, terms or conditions of any contract for Aetna; (g) accept or collect Premiums, including Premiums at the time of enrollment; or (h) bind Aetna in any way. Except as permitted and/or required by this Agreement, Upline and Agents are not authorized to make any payment to any party in connection with this Agreement or any Medicare Products unless such payment is first authorized by Aetna.

2.3.	Applicability of Agreement. To the extent Upline has or had an agreement (related to Sales) with Aetna Life Insurance Company (or its affiliates, including Coventry Health and Life Insurance Company or affiliates) that terminated December 31, 2014 in its entirety or with respect to Medicare plans, this Agreement shall be applicable as to all Medicare Products with effective dates of January 1, 2015 and after, and any activities related to the Sale, Referral or marketing thereof. With respect to all policies Sold and/or Referred with an effective date prior to January 1, 2015, such policy and any activities of Upline or its Agents relating to such Sale or Referral are governed by that prior agreement between Upline and the respective Aetna affiliate, if any.

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SECTION 3 – OBLIGATIONS OF UPLINE

3.1	Generally Applicable; With respect to Sales; With respect to Referrals. a. Generally Applicable.

The following provisions apply to Upline and all Agents of Upline:

(i)	Upline shall, and shall cause its Agents to, adhere to all of Aetna’s written policies, rules, regulations, and field communications in regard to Medicare Products (including those contained in the Producer Guide).

(ii)	Upline shall be responsible for confirming that Principal and each Agent is properly licensed in accordance with Applicable Law in each state in which a Certified Agent is Selling. Upline must notify Aetna if Principal’s or any Agent’s license is suspended or revoked.

(iii)	Upline shall ensure that all Agents and employees of Upline perform their services in a manner that is compliant with the terms of this Agreement.

(iv)	Upline shall perform those services which are identified in Appendix C, which is attached hereto and incorporated herein by reference, and which services are further described in the Producer Guide.

b.	Obligations of Upline with respect to Sales.

The following obligations are only applicable to Upline, Principal and its Agents who are Selling or intend to Sell.

(i)	In addition to other requirements set forth in this Agreement, in order to receive any Commissions under this Agreement, if Upline is an individual, Upline must have Ready to Sell status or if Upline is an entity, Principal must have Ready to Sell status.

(ii)	Principal must be properly licensed and appointed in accordance with Applicable Law in each state where Upline’s Agents are Selling. In addition, Principal must be Certified. Upline must maintain evidence of the foregoing.

(iii)	Upline shall conduct periodic training programs for its Agents and other employees. Prior to Selling, Upline shall require its Agents to be Certified. Upline shall also require its employees and any other persons conducting marketing or enrollment activities on Aetna’s behalf, to be Certified.

(iv)	Upline must maintain records of its LOAs’ compliance with Aetna’s and CMS’ testing and training requirements, including evidence that Principal and its LOAs are Certified.

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(v)	Upline shall recruit Agents to Sell in the approved service areas set forth on Appendix B.

(vi)	Upline may only Sell Medicare Products in the approved service areas set forth on Appendix B, where Upline, or if Upline is an entity, Principal, is Ready to Sell.

(vii)	Upline shall obtain and maintain a copy of the following from each Independent Agent: (A) an appropriate license or other regulatory approval to Sell for each state in which the Agent intends to Sell; (B) a completed contract information sheet and hierarchy transmittal form; (C) a W-9 Request for Taxpayer ID Number;

(D) an executed Aetna Marketing Agreement for Upline Agencies and Agents or an Aetna Marketing Agreement for Producer Agents, as applicable (the “Agent Contract”), provided that no Agent Contract shall be binding on Aetna until such agreement is accepted and executed by Aetna, in its sole discretion, and no Agent Contract may be amended or modified by Upline; and (E) proof that Agent is Certified. Upline shall obtain and maintain a copy of the following from each LOA:

(A) an appropriate license or other regulatory approval to Sell for each state in which the Agent intends to Sell; (B) an establishment of LOA form which is developed and issued by Aetna; and (C) proof that the Agent is Certified. Upon request by Aetna, Upline shall submit copies of all of the foregoing documents for any individual or entity to Aetna, in a manner established by Aetna.

(viii)	Upon Agent’s completion of the nomoreforms process, Upline promptly shall submit the hierarchy transmittal form and, in the case of an Independent Agent, the Agent Contract to Aetna in a manner specified by Aetna. Aetna and Upline agree that in the event that Aetna receives a hierarchy transmittal form and Agent Contract for an Independent Agent from two or more parties under contract with Aetna, Independent Agent shall be added to the hierarchy of the party from which Aetna first received a complete hierarchy transmittal form and Agent Contract.

(ix)	Upline agrees that Agent can not market or Sell until Agent has Ready to Sell status. With respect to Independent Agents, Aetna, in its sole discretion, may choose not to accept a contract with an Independent Agent or terminate an Independent Agent at any time in accordance with the terms and conditions of the Agent Contract. Upline shall not allow a non-contracted or terminated Agent to market or Sell. In no event shall Aetna pay any Commissions for Sales made by a non-contracted or terminated for cause person or entity, or a person or entity who is not Certified.

c.	Obligations of Upline with respect to Referrals:

The following obligations are only applicable to Upline, and its Agents, who are Referring or intend to Refer.

(i)	Upline shall conduct education events for its Agents on how to Refer.

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(ii)	Upline shall obtain and maintain a copy of the following from each Independent Agent: (A) an appropriate license or other regulatory approval for each state in which Agent intends to Refer; (B) a completed contract information sheet and hierarchy transmittal form; (C) a W-9Request for Taxpayer ID Number; and (D) an executed Agent Contract, provided that no Agent Contract shall be binding on Aetna until such agreement is accepted and executed by Aetna, in its sole discretion, and no Agent Contract may be amended or modified by Upline. Upline shall obtain and maintain a copy of the following from each LOA: (i) an appropriate license or other regulatory approval for each state in which Agent intends to Refer; and (ii) an establishment of LOA form. Upon request by Aetna, Upline shall submit copies of all of the foregoing documents for any individual or entity to Aetna, in a manner established by Aetna.

(iii)	Upline shall recruit Agents to Refer in the approved service areas set forth on Appendix B.

(iv)	Upon Agent’s completion of the nomoreforms process, Upline promptly shall submit the hierarchy transmittal form and, in the case of Independent Agents, an Agent Contract to Aetna in a manner specified by Aetna. Aetna and Upline agree that in the event that Aetna receives a hierarchy transmittal form and Agent Contract for an Independent Agent from two or more parties under contract with Aetna, Independent Agent shall be added to the hierarchy of the party from which Aetna first received a complete hierarchy transmittal form and Agent Contract.

(v)	With respect to Independent Agents, Aetna, in its sole discretion, may choose not to accept a contract with an Independent Agent or terminate an Independent Agent at any time in accordance with the terms and conditions of the Agent Contract. Upline shall not permit a non-contracted or terminated Agent to Refer.

In no event shall Aetna pay any Referral fees for Referrals made by a non- contracted or terminated for cause person or entity.

(vi)	Upline shall not permit an Agent to Refer if such Agent’s appropriate license in the state of Sale is not in good standing or such Agent has not satisfactorily passed a background check, in Aetna’s sole discretion. Upline shall, and shall cause its Agents to, Refer Medicare beneficiaries to Aetna in accordance with the requirements set forth herein and in the Producer Guide.

3.2	Licensed Only Agents. Aetna hereby authorizes Upline to use LOAs to Sell or Refer under the terms and conditions of the Agreement. Upline agrees to the following terms and conditions related to the use of LOAs:

a. With respect to LOAs Selling, the following provisions apply:

(i)	All LOAs must be properly licensed and appointed in accordance with Applicable Law in the states where the LOA intends to Sell, be Certified and complete the same processes required by all other Agents Selling. An LOA may not Sell until the LOA has Ready to Sell status. Each LOA must abide by the terms and conditions of this Agreement, and Upline is responsible for ensuring that the LOAs comply with all such requirements.

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(ii)	LOAs may be paid a fixed amount of money that does not vary based on enrollment (a “Salary”) or paid Commissions. Upline is responsible for paying a Salary or Commissions to its LOAs. Upline hereby represents that it has the authority to receive and accept Commission payments on behalf of its LOAs. If Upline pays an LOA a Salary, Upline agrees that it will not pay any additional compensation (i.e., monetary or non-monetary remuneration of any kind, including but not limited to, commissions, bonuses, gifts, prizes, awards or finder’s fees) to such LOA for Sales. If Upline pays Commissions to LOAs, then Upline agrees to pay its LOAs in accordance with the Commission amounts set forth in the Schedule 1 to Appendix A. Upline shall only pay a Commission to an LOA for a Sale if Aetna pays the applicable Commission to Upline. If Aetna applies an offset, chargeback or reduction to a Commission paid to Upline for a Sale by an LOA, Upline shall apply the same offset, chargeback or reduction to the LOA. Upline shall comply with and apply all CMS and Aetna rules and requirements related to the payment of salaries or Commissions to LOAs.

(iii)	Upon notice to Upline and as frequently as determined by Aetna, Aetna shall have the right to audit Upline’s payments to its LOAs, and any charge backs assessed against its LOAs for Sales.

(iv)	Upline agrees to indemnify Aetna from and against any and all claims, damages, fines, penalties, costs, losses, and expenses, including, without limitation, attorneys’ fees and costs of settlement or defense, resulting, directly or indirectly, from a claim brought by an LOA against Aetna or a dispute arising between LOA and Aetna or LOA and Upline.

(v)	Upon request from Aetna, Upline shall provide Aetna with the hierarchy levels for each LOA for Sales for all Sales years.

b.	With respect to all LOAs making Referrals, the following provisions apply:

(i)	The LOA’s appropriate license must be in good standing in the state of Sale and the LOA’s background check must be satisfactory in Aetna’s sole discretion. An LOA may not Refer until the LOA has received written authorization from Aetna that such LOA is authorized to Refer. Each LOA must abide by the terms and conditions of this Agreement and Upline is responsible for ensuring that the LOAs comply with all such requirements.

(ii)	LOAs may be paid a Salary or paid Referral fees. Upline is responsible for paying a Salary or Referral fees to its LOAs. Upline hereby represents and warrants that it has the authority to accept Referral fee payments on behalf of its LOAs. If Upline pays an LOA a Salary, Upline agrees that it will not pay any additional compensation (i.e., monetary or non-monetary remuneration of any kind, including but not limited to, commissions, bonuses, gifts, prizes, awards or finder’s fees) to such LOA for Referrals. If Upline pays Referral fees to its LOAs, then Upline agrees to pay its LOAs in accordance with the Referral fee amounts set forth in the Appendix A (and Schedule 1 attached thereto). Upline shall only pay a Referral fee to an LOA for a Compensable Referral. Upline shall comply with and apply all CMS and Aetna rules and requirements related to the payment of salaries or Referral fees to LOAs.

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(iii)	Upon notice to Upline and as frequently as determined by Aetna, Aetna shall have the right to audit Upline’s payments to its LOAs for Referrals.

(iv)	Upline agrees to indemnify Aetna from and against any and all claims, damages, fines, penalties, costs, losses, and expenses, including, without limitation, attorneys’ fees and costs of settlement or defense resulting, directly or indirectly, from a claim brought by an LOA against Aetna or a dispute arising between LOA and Aetna or LOA and Upline.

3.3	Upline’s Hierarchy. Aetna and Upline agree that each Agent submitted by Upline and accepted by Aetna in accordance with the requirements of Section 3.1 or 3.2, shall be considered part of Upline’s hierarchy and Upline shall be paid for Sales by such Agents in accordance with the terms and conditions of this Agreement. An Agent may leave the Upline’s hierarchy upon the earlier of (a) obtaining a written release from Upline to leave the hierarchy in a form provided by Aetna, or (b) six (6) months from the effective date of the Agent’s last Sale. If Upline terminates an Agent, Agent is deemed released from the Upline’s hierarchy.

3.4	Presentation of Medicare Products for Sales; Requirements for Referrals.

a.	With respect to Sales, the following provisions apply: Upline shall assist Agents with the marketing of Medicare Products and Sales. Upline shall be primarily responsible for responding to inquiries from Agents regarding Medicare Products. Aetna shall provide sales support to Upline for complex inquiries, and shall communicate to Upline any changes in Medicare Products. Upline shall and shall require its Agents to:

(i)	present Medicare Products to Medicare beneficiaries only in a factually accurate manner and in accordance with the Producer Guide;

(ii)	not present the Medicare Products to individuals that Agent knows are not qualified to enroll in such Medicare Products based upon CMS and Aetna guidelines in effect at the time of the presentation;

(iii)	not materially misrepresent Aetna or the Medicare Products or Aetna’s health care delivery system;

(iv)	utilize only Aetna authorized Sales materials or Upline materials approved and provided by Aetna in accordance with Section 7 below;

(v)	adhere to Aetna rules and instructions and Applicable Law in regard to Sales and enrollment in Medicare Products; and

(vi)	use Reasonable Efforts to support the relationship between Aetna and Medicare Product Enrollees.

Upline agrees not to make any changes to any forms provided by Aetna in connection with the Medicare Products without Aetna’s prior written consent.

b.	With respect to Referrals, the following provisions apply: Agent shall provide qualified individuals (as described in Section 3.18) with Aetna’s “leave-behind” materials, which will enable the individuals to contact Aetna directly, either by telephone or by website, to have their questions answered about a Medicare Product and/or to enroll in a Medicare Product. Upline agrees not to make any changes to any forms provided by Aetna in connection with the Medicare Products without Aetna’s prior written consent. Upline shall and shall require its Agents to adhere to Aetna rules and instructions, and Applicable Law in regards to Referrals.

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3.5	Producer Guide. Upline shall, and shall require its Agents to, comply with the terms and conditions of Producer Guide. The Producer Guide is available on the websites listed on the signature page. The Producer Guide is hereby incorporated herein by reference.

3.6	Enrollee Applications for Sales. In connection with Sales, Upline and its Agents shall be responsible for obtaining complete and accurate enrollment applications for Medicare Products from eligible Medicare beneficiaries. If the enrollment application is completed on paper, upon Agent’s or Upline’s receipt of a signed enrollment application, Upline or Agent, as applicable, must submit that application to Aetna and, if required, a related scope of appointment. Aetna must receive such signed paper enrollment application within two calendar days of Agent’s or Upline’s receipt (as applicable) of that application. If Upline or Agent completes an electronic enrollment application for a Medicare beneficiary through an Aetna approved electronic application as described in the Producer Guide, upon Upline’s or Agent’s completion of that electronic enrollment application, Agent or Upline, as applicable, must submit that application to Aetna, and, if required, a related scope of appointment. Upline and Agent are prohibited from obtaining any applications from prospective or current Medicare Product Enrollees for an open enrollment period prior to the first day of open enrollment, October 15th (or such other date established by CMS). No online enrollments completed through Upline’s or Agent’s website will be accepted by Aetna unless Upline or Agent, as applicable, has entered into a separate agreement with Aetna with respect to such online enrollments. Notwithstanding the foregoing, Aetna may, in its sole discretion, provide written consent permitting Upline or Agent to link its website to Aetna’s website for the purposes of an applicant completing an enrollment in a Medicare Product. Aetna reserves the right, in its sole discretion, to reject an Agent as the writing agent for any enrollment application received by Aetna.

3.7	Marketing of Medicare Products. Upline and Aetna shall work in good faith to develop a marketing plan for the approved service areas described in Appendix B.

3.8	Complaints. Upline shall promptly report to Aetna any complaints, reviews, investigations, proceedings or inquiries, by any individual or any federal or state agency, governmental body, court of other tribunal of competent jurisdiction, of which it becomes aware regarding Upline, an Agent or Aetna, or any activities contemplated by this Agreement. Upline shall cooperate, and shall cause its Agents to cooperate, with Aetna in the investigation of any such complaint, review, investigation, proceeding or inquiry and in the implementation of any corrective action plan developed to respond thereto. Upline and/or Agent shall respond no later than five Business Days, or if required for Aetna to be in compliance with law or other regulatory requirements, no later than 48 hours upon receipt of a request from Aetna for information. Aetna shall be solely responsible for developing and submitting responses to all complaints, investigations, reviews, proceedings or inquiries received by Upline or Agents related to Aetna or Medicare Products. Upline and/or its Agents shall be responsible for responding to any complaints, investigations, reviews, proceedings or inquiries addressed to Upline or Agents related to the Sale of Medicare Products or Upline’s or Agents’ sales practices. Upline and Agents shall provide a copy of any such complaints, investigations, reviews, proceedings or inquiries to Aetna and shall provide a copy of its response prior to submitting such response to the complainant/regulator. Upline shall reimburse Aetna for any fines or penalties awarded or assessed against Aetna as result of Upline’s or its Agent’s actions. Aetna may recoup such fines or penalties by offsetting such amounts against any Commission or Referral fee amounts due from Aetna to Upline or Agents under this Agreement or other compensation due from Aetna to Upline or Agents.

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3.9	Valid License. Upline shall maintain all necessary licenses in such states where required for purposes of performance under this Agreement. Upline shall notify Aetna immediately of any cancellation or suspension of any such license held by Upline.

3.10	Inform Agents. Upline shall regularly inform Agents, through appropriate e-mails, mailings and seminars, of written Aetna policy and procedure changes. Upline shall provide to Aetna a copy of any written material prepared by Upline and provided to Agents, whether provided via e-mail, regular mail or in-person, for purposes of educating Agents on Aetna and/or Medicare Products.

3.11	Remittance of Premiums. In the event that Upline or its Agents inadvertently receives Premiums from a Medicare Product Enrollee, all such moneys or negotiable instruments Upline or its Agents receive for or on behalf of Aetna shall be held by Upline as trustee for Aetna and shall not be used by Upline for any purposes whatsoever. All Premiums coming into the possession of Upline for Aetna’s products shall be promptly remitted to Aetna no later than five (5) calendar days of receipt.

3.12	Maintain Insurance. Upline shall maintain errors and omissions insurance reasonably sufficient to cover any liability, but no less than $1,000,000 per incident/$3,000,000 per year, or such other amounts accepted by Aetna. Such insurance policy must cover liability that Upline may incur as a result of presenting Medicare Products and liability for Upline's actions or omissions related in any way to this Agreement.

3.13	Maintenance of Records. Upline shall maintain, and provide access to, complete and accurate records as set forth in Appendix D (including Schedule D-1thereto), which is attached hereto and incorporated herein by reference.

3.14	Regulatory Provisions. Upline agrees that it will comply with, and that it will require its Agents to comply with, all the provisions set forth in Appendix D (including Schedule D-1thereto).

3.15	Appointment of Agents. Aetna and Upline agree that Aetna may require an Upline or Agent to be responsible for any fees associated with the appointment of the Agent by Aetna. In its sole discretion, Aetna may refuse to appoint, refuse to grant Ready to Sell status, or discontinue or terminate the appointment of any Agent at any time. In the case of termination, Aetna will comply with any written notice requirements of applicable state law.

3.16	Sales Events. Upline shall provide, and cause its Agents to provide, Aetna with prior notice of any Sales meetings or events that Upline or its Agents intend to conduct in accordance with the requirements set forth in Appendix D. For one on one meetings with Medicare beneficiaries, neither Upline nor Agent is required to provide notice under this Section 3.16 or Appendix D.

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3.17	Use of Sales/Lead Generators. If Upline operates or contracts with a Sales or lead generating service, Upline shall notify Aetna prior to operating or using such Sales or lead generating service for Medicare Product Sales in accordance with the Producer Guide. Upon Aetna’s request, Upline shall provide Aetna with a copy of any telephone scripts used by such Sales or lead generating service to make appointments with Medicare beneficiaries and such Sales/lead generators shall comply with the terms and conditions of this Agreement, including but not limited to, CMS rules regarding unsolicited telephone calls.

3.18	Referral Requirements. Upline and its Agents shall be subject to any and all requirements relating to Referrals which are set forth in this Agreement and the Producer Guide. Upline shall assist Aetna with communicating with Referring Agents and with the oversight and management of any Referring Agents. In addition, Upline shall provide contracting and other support for Referring Agents, which includes Upline providing assistance to Referring Agents in data reporting and issue resolution. Agent may only submit Referrals to Aetna for Medicare Advantage Plans for individuals who meet the following qualifications: the Referred individual must (i) have both Medicare Parts A and B; (ii) live in the product service area; (iii) be otherwise qualified to enroll in a Medicare Advantage plan; (iv) have a relationship with Upline or Referring Agent (typically as a current client); (v) have expressed interest in a Medicare Advantage plan; and (vi) understand that he/she must contact Aetna directly by telephone or website to answer any questions about the Medicare Advantage Plans available to beneficiary and/or enroll in the plan. Agent may only submit Referrals to Aetna for Part D Plans for individuals who meet the following qualifications: the Referred individual must (i) be entitled to Medicare benefits under Part A or enrolled in Medicare Part B; (ii) live in the product service area; (iii) be otherwise qualified to enroll in a Medicare Part D plan; (iv) have a relationship with Upline or Referring Agent (typically as a current client); (v) have expressed interest in a Medicare Part D plan; and (vi) understand that he/she must contact Aetna directly by telephone or website to answer any questions about the Part D Plan and/or enroll in the plan.

3.19	Retail Sales Program. Notwithstanding anything to the contrary contained herein, if Upline, Agent, and as applicable Principal, satisfy the criteria set forth below, Upline and Agent shall be authorized to Sell and receive Commission as part of Aetna’s Retail Sales Program at certain retail pharmacies and healthcare provider locations designated by Aetna. The Commission amount paid in respect of Sales made under the Retail Sales Program is the same Commission amount paid for other Sales. In addition to any other requirements set forth in this Agreement for payment of Commissions, the following must be satisfied for an Upline and an Agent to participate in the Retail Sales Program and to receive a Commission under the Retail Sales Program:

a.	Upline (or if Upline is an entity, Principal) and Agent must be Ready to Sell;

b.	Principal must be Certified;

c.	Agent and Upline (or if Upline is an entity, Principal) must have successfully completed the retail certification module in Medicare Products training;

d.	Upline and Agent must assist Aetna in meeting staffing and coverage requirements of retail pharmacies and healthcare providers, as necessary; and

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e.	Upline and Agent must have requested to Sell at a particular Aetna-designated retail location, and Aetna must have approved such request.

If Upline, Principal or any involved Agent fails to meet any of these criteria or Sells at a location other than a retail location designated by Aetna, any and all Commissions for those Sales will be forfeited. All Sales and Commissions are subject to the additional terms and conditions of this Agreement.

3.20	Agent Actions.

(a)	Upon notice from Aetna, Upline shall promptly prohibit Agent from Selling or Referring, if Aetna determines:

(i)	Agent is or has been charged with criminal conduct;

(ii)	Agent is excluded from the Medicare Program or any other federal or state health benefit program;

(iii)	Agent violated a law, regulation or CMS guidance regarding the marketing, offering or sale or distribution of Medicare plans or products;
(iv)	Agent intentionally misrepresented the provisions, benefits or premiums of any Medicare plan or product;
(v)	Agent acted in a manner that is materially detrimental to Aetna;

(vi)	Agent caused an unacceptable number of CTMs as determined by Aetna, in Aetna’s sole discretion;
(vii)	Agent has an unacceptable number of Rapid Disenrollments, applicant cancellations of enrollments in Medicare Products prior to the effective date of coverage, and/or disenrollments in Medicare Products by the Medicare Product Enrollee, as determined by Aetna, in Aetna’s sole discretion;

(viii)	Agent failed to cooperate, as determined solely by Aetna, in an investigation of a complaint involving Agent; or
(ix)	Agent appeared on the Specially Designation Nationals or Blocked Persons List published by the Office of Foreign Assets Control of the Department of Treasury.

(b)	In addition, Upline shall promptly notify Aetna if Upline becomes aware of or receives any information about an Agent as to items (i), (ii), (iii), (iv), (v), (viii) and (ix), above. If an LOA commits any of the foregoing actions, Aetna shall have the right to terminate payment of Commissions to Upline in respect of any Sales or Renewals for which that LOA is the agent of record. No action Upline may take pursuant to this Section 3.20, shall affect any rights Aetna may have under Section 8.3 or 8.4.

(c)	If Aetna terminates with cause an Independent Agent’s Agent Contract, Upline will cease receiving all Commissions in respect of Sales and Renewals of such Independent Agent.

SECTION 4 – OBLIGATIONS OF AETNA

4.1	Duty to Pay. Subject to the terms and conditions of this Agreement, Aetna shall pay Commissions for Sales, Commissions for Renewals, and Referral fees for Compensable Referrals in accordance with Section 6 and Appendix A.

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4.2	Monitoring by Aetna. Aetna shall monitor all responsibilities performed by Upline on an ongoing basis. Aetna is ultimately responsible to CMS for the performance of all services under this Agreement.

4.3	Changes in Medicare Products. Aetna will provide written notice to Upline of any changes to Medicare Products either within (a) 15 days of CMS approval of such changes; or (b) 10 days prior to the annual open enrollment period.

4.4	General Obligations of Aetna. Aetna shall be responsible for the following:

a.	Creating marketing materials for the Medicare Products and obtaining CMS approval for such marketing materials, in accordance with Section 7;

b.	Upon receipt of a completed enrollment application from Upline or its Agents, processing the applications with CMS, enrolling qualified applicants in Medicare Products, and issuing required policies, certificates, ID cards and correspondence;

c.	Making all required reports and submissions to CMS;

d.	Billing and collecting all Premiums from Medicare Product Enrollees in accordance with CMS requirements; and

e.	Sales and enrollment of beneficiaries into a Medicare Product that Upline or its Agents have Referred.

SECTION 5 – MEMBERSHIP

5.1	No Rolling of Membership. Upon termination of this Agreement, Upline agrees that it will not induce, or attempt to induce: (1) any Medicare Product Enrollee to terminate his or her relationship with Aetna; or (2) any Agent to cause any Medicare Product Enrollee to terminate his or her relationship with Aetna.

SECTION 6 – COMPENSATION

6.1	Upline Compensation.

a.	During the term of this Agreement as described in Section 8.1, Aetna will pay a Commission for all new Sales, as described herein. With respect to Sales made by Independent Agents, Aetna will pay the Independent Agent a Commission in accordance with Appendix A (and Schedule 1 thereto) and Upline will receive a portion of such Commission (i.e., an override) with respect to that Sale in accordance with Appendix A (and Schedule 1 thereto). With respect to Sales made by LOAs, Aetna will pay Upline a Commission in accordance with Appendix A (and Schedule 1 thereto). If Upline pays a Commission to an LOA, Upline must pay that LOA in accordance with the Commission rate set forth on Schedule 1 to Appendix A and the establishment of LOA form submitted to Aetna for that LOA. Aetna shall have no obligation to pay Commission to Upline or Agent for a Sale that does not meet the requirements of this Agreement or the Producer Guide and Aetna may recoup, by means of an offset or otherwise, any Commission paid to Upline or an Agent for any Sale that was not in accordance with the requirements of this Agreement or the Producer Guide.

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b.	Aetna will pay a one-time Referral fee for each Compensable Referral. With respect to Compensable Referrals made by Independent Agents, Aetna will pay Independent Agent a one-time Referral Fee in accordance with Appendix A (and Schedule 1 thereto) and Upline will receive a portion of the Referral fee (i.e., an override) with respect to that Compensable Referral in accordance with Appendix A (and Schedule 1 thereto). With respect to Compensable Referrals made by LOAs, Aetna will pay Upline a one-time Referral Fee in accordance with Appendix A (and Schedule 1 thereto). If Upline pays a Referral fee to an LOA, Upline must pay that LOA in accordance with the Referral fee rate set forth on Schedule 1 to Appendix A and the establishment of LOA form submitted to Aetna for that LOA. Aetna shall have no obligation to pay Upline or Agent a Referral fee for any Referral that is made in violation of the requirements of this Agreement or the Producer Guide. Upline shall refund or Aetna may offset any amounts paid to Upline for a Referral that was not in accordance with the requirements of this Agreement or the Producer Guide.

c.	Aetna will only pay Commissions for Renewals while this Agreement is in effect and upon a termination without cause pursuant to Section 8.2 (Termination without Cause) or Section 8.7 (Change of Control). Aetna will not pay Commissions for Renewals to Upline or LOA if this Agreement is terminated for any other reason. Aetna will pay Commissions for Renewals as set forth on Appendix A and Schedule 1 thereto. In order to receive a Commission for a Renewal, Upline, Principal and if applicable, LOA, must comply with the requirements set forth in this Agreement.

(i)	Following termination of this Agreement, should a Medicare Product Enrollee contact Upline or an Agent seeking advice on whether to renew or change policies, or seeking any other advice on Medicare Products, Upline or Agent must direct such Medicare Product Enrollee to Aetna’s customer service to handle the questions raised. Should Upline or Agent fail to do so, Aetna may, in its sole discretion, terminate payment of Commissions for Renewals to such Upline and/or Agent.

(ii)	Where Upline or Principal or LOA (if LOA is the agent of record) is not Certified, properly licensed or properly appointed for any period of time during which Commission would be payable with respect to a Renewal (“Lapsed Period”) but subsequently becomes Certified and/or properly licensed and/or properly appointed as required, Upline shall not be retroactively eligible for any Commissions that otherwise would have been payable for Renewals during the Lapsed Period, but shall be eligible to earn Commissions for Renewals again beginning the first day of the month following the end of the Lapsed Period.

d.	In general, all Commission, Referral fee and override payments will be made by electronic fund transfer. Upline must execute all documents reasonably necessary for Aetna to effectuate electronic fund transfers with Upline’s bank account. Aetna may not pay Commissions, Referral fees or overrides to Upline until such documentation is accurately completed and Upline’s bank accepts such fund transfers. Upline may only assign Commission or Referral fee payments to (i) an individual who is Certified, and properly licensed and appointed in the state of sale, or (ii) a business entity, if Upline is an owner, shareholder, member or partner of such entity, and the entity is properly licensed and appointed in the state of Sale (if required by the state). In case of a permissible assignment under this Section 6.1(d), Upline must provide to Aetna documentation of the assignment of Commissions and/or Referral fee payments in accordance with the Producer Guide’s requirements.

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6.2	Adjustment of Compensation. Aetna may adjust the Commission rate set forth in Schedule 1 to Appendix A. Aetna shall provide written notice to Upline of any such adjustment at least 30 days prior to the effective date of such change. Upline and/or Agents shall be paid the Commission amount based on the rate that is in effect pursuant to the terms of this Agreement or any amendment hereof on the Medicare Product’s policy effective date, unless Applicable Law requires otherwise. In addition, Aetna may adjust the Referral fees at any time by providing written notice to Upline of any such adjustment at least 30 days prior to the effective date of such change. Upline and/or Agents shall be paid the Referral fee that is in effect pursuant to the terms of this Agreement or any amendment hereof on the Medicare Product’s policy effective date, unless Applicable Law requires otherwise. Notwithstanding the foregoing, Aetna may adjust the amount of any Commission rate (including those payable for Renewals as described in Appendix A) and/or Referral fee and/or modify Schedule 1 to Appendix A unilaterally and without prior notice to Upline to comply with Applicable Law (including CMS guidance or direction).

6.3	Timing of Payments. Aetna shall pay Upline and/or Agents’ Commissions and Referral fees in accordance with the time frames set forth in Appendix A.

6.4	Commissions or Referrals Fees Paid in Error. In the event Aetna pays a Commission or Referral fee to Upline or Agent due to error, regardless of the party responsible for the error, Aetna may collect such amount thereof directly from Upline, offset any future Commissions, Referral fees or any other amounts payable to Upline by Aetna against such amount, or in the case of an underpayment pay such amount due to Upline; provided, however, that: (a) in the case of an underpayment or no payment, Aetna is not required to pay any amount due to Upline or Agent if Upline does not notify Aetna of such underpayment within 24 months of the date of the erroneous Commission or Referral fee payment or for a missing payment, within 24 months of the policy effective date; and (b) in the case of an overpayment, Aetna may only seek a refund of a Commission overpayment if Aetna notifies Upline within 24 months of the date of the erroneous payment. If Aetna has initiated a collection related to a Commission or Referral fee overpayment within the 24 month period described in the preceding sentence, then there shall be no time limit, subject to state law, on Aetna’s ability to pursue collection of such overpayment. This 24 month limitation on any erroneous Commission or Referral fee payment shall not apply (i) in cases of fraud or violations of Applicable Law by Upline or Agent or (ii) a determination by CMS that a person was improperly enrolled or not enrolled in a Medicare Product. In instances where Upline or Agent was paid a Commission or Referral Fee that was in violation of Applicable Law or which involved fraud, Aetna also shall have the right, without time limitation, to offset any amounts due from Upline to Aetna under this Agreement against any amounts payable to Upline under this Agreement or otherwise. These rights are in addition to any other rights or remedies Aetna may have under this Agreement or otherwise.

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6.5	Termination of a Medicare Product. Aetna shall have the sole right at all times to reject applications for Medicare Products in accordance with Medicare laws, regulations and CMS guidance. In addition, Aetna and Medicare Product Enrollees may terminate the Medicare Product policy in effect in accordance with Applicable Laws. In the event that any application for a Medicare Product is rejected or a Medicare Product Enrollee’s coverage is terminated, Aetna shall retain only the Premiums related to the period of time that the Medicare Product was in effect and Aetna shall refund Premiums for the period of time that the Medicare Product was not in effect in accordance with Applicable Laws. Notwithstanding the foregoing, retroactive terminations of a Medicare Product Enrollee’s coverage thereunder shall only take place in accordance with the terms and conditions of the coverage and/or Applicable Laws.

If Premiums are refunded to CMS or individuals, for any reason whatsoever, Upline shall promptly reimburse Aetna for any and all Commissions paid to Upline based on such refunded Premiums. Aetna may offset any amounts payable to Agent (including future Commissions) against such amount.

6.6	Notice of Service Change. If an Independent Agent discontinues his, her or its association with Upline while this Agreement is in effect, subject to the terms of this Agreement (including Section 6 and Appendix A), Aetna shall continue to pay a Commission to Agent and an override to Upline for Sales that the Independent Agent made while contracted with Upline and with respect to which such Agent continues to be the agent of record so long as the Medicare Product Enrollee remains in the Same Plan. If an LOA discontinues his or her association with Upline while this Agreement is in effect, subject to the terms of this Agreement (including Section 6 and Appendix A), Aetna shall continue to pay a Commission to Upline for Sales that the LOA made while an LOA of Upline and with respect to which Upline (or another LOA of Upline) continues to be agent of record so long as the Medicare Product Enrollee remains in the Same Plan. Following termination of this Agreement under Section 8.2, Upline may have the right to continue to receive overrides as described in this Section 6.6 if the Medicare Product Enrollee remains in the Same Plan and all requirements for payment of Commissions for Renewal following termination are met.

6.7	Direct Sales. In no event will Commissions be paid to Upline or Agent on Sales made by or Medicare Products serviced by anyone other than Upline or Agent, including Aetna employees, if Upline or Agent was not involved in the Initial Sale.

6.8	Sold Prior to Relationship with Upline. No Commissions will be paid to Upline for any Medicare Products for which an Agent was entitled to receive Commission prior to entering into a relationship with Upline, for so long as the Medicare Product Enrollee remains in the Same Plan.

6.9	Rapid Disenrollment. Unless otherwise permitted by CMS guidance, if a Medicare Product Enrollee disenrolls or is disenrolled from a Medicare Product within 3 months of his or her enrollment in a Medicare Product (a “Rapid Disenrollment”), no compensation shall be paid by Aetna to Upline or Agents for that Sale. If compensation is paid by Aetna for a Sale, and a Rapid Disenrollment thereafter occurs, then Upline and its Agents shall refund such compensation paid by Aetna for such enrollee. Aetna may deduct any compensation amounts paid to Upline or Agents for a Rapid Disenrollment from amounts Aetna otherwise owes to Upline or Agents. In order to not be a Rapid Disenrollment, the newly enrolled Medicare beneficiary must remain enrolled with Aetna into the fourth month, i.e., if the individual enrolled with Aetna on January 1, the individual must still be enrolled with Aetna on April 1 of the same calendar year. An enrollment that occurs during the fourth quarter of a calendar year is also not considered a Rapid Disenrollment if such individual remains enrolled through the end of the same calendar year. In addition, no recoupment, chargeback, refund or deduction shall be made if CMS guidance permits payment of Commission for such Rapid Disenrollment with respect to the period that the Medicare Product Enrollee was actually enrolled.

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6.10	Effect of Termination of Agreement on Commission. Subject to the conditions set forth in this Agreement (including those set forth in Section 6 and Appendix A), in the event this Agreement is terminated pursuant to Section 8.2 (Termination without Cause) or Section 8.7 (Change of Control), Upline may receive Commissions for Renewals following the termination date. In the event of a termination of this Agreement for any other reason, Upline shall have no right to receive any Commissions or Referral fees following the termination date.

6.11	Commission Determined by Hierarchy Form. Aetna shall pay Commissions and Referral fees to Independent Agents contracted with Upline in accordance with the hierarchy level indicated on the hierarchy transmittal form sent to Aetna. With respect to LOAs, Aetna will pay Upline pursuant to Section 3.2.

6.12	Enrollee plan changes. In the event that a Medicare Product Enrollee changes plans, Commissions shall be payable (or not payable) in accordance with Appendix A.

6.13	Offsets. At any time, either before or after the termination of this Agreement, Aetna shall have the right to offset any amounts due from Upline or its Agents to Aetna under this Agreement or otherwise against any amounts payable to Upline or its Agents. Aetna may utilize debt collection services and/or agent accreditation services for purposes of collecting debts of Agents or Upline, the costs of which shall be borne by Upline. These rights are in addition to any other rights or remedies Aetna may have under this Agreement or otherwise.

6.14	Suspension of Commission Payments. Aetna may suspend Upline’s or Agent’s Commission or Referral fee payments if Upline or an Agent fails to comply with the requirements of this Agreement, is the subject of or involved in any complaint, or fails to cooperate in Aetna’s investigation of a complaint. Aetna shall provide Upline and Agent with notice of such suspension and such suspension shall remain in effect until the resolution of the issue that caused the suspension. If this Agreement is terminated with cause by Aetna during a suspension of Commission or Referral fee payments, Aetna will cease paying any unpaid and future Commissions (for Initial Sales and Renewals) or Referral fees and Upline shall forfeit all rights to any suspended Commission or Referral fee payments. If this Agreement is terminated without cause, any suspended Commission or Referral fee payments will be paid to Upline and/or Agent, as applicable.

6.15	No Additional Payment. Upline’s only form of compensation under this Agreement shall be the compensation set forth in Section 6.1 and Appendix A. Upline and its Agents are prohibited from charging any insured or applicant for a Medicare Product any fee or charge whatsoever.

6.16	Change of Control of Upline. If there is an effective change of control of Upline, Aetna will abide by the terms of the documentation provided by Upline evidencing a change of control. Such documentation shall include the agreement related to such change of control fully executed by the parties involved or state filings showing the effective date of such change of control. Aetna shall determine, in its sole discretion, whether such evidence provided by Upline sufficiently documents a change of control. Notwithstanding the foregoing, Aetna shall have the right to terminate this Agreement pursuant to Section 8.7. Change of control means a transfer of ownership of Upline. A change of control can not occur when Upline is an individual. A change of control does not include a sale or transfer of assets of Upline; provided however, a sale or transfer of assets would be subject to Section 10.4.

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SECTION 7 MARKETING - MATERIALS

7.1	Promotional Material. Upline shall not broadcast, publish, advertise or otherwise distribute any material not originated by Aetna or referring to Aetna or the Medicare Products, or other insurance policies or products issued by Aetna or any of its affiliates, unless and until such material has been (a) submitted to Aetna for review and (b) approved by Aetna in writing. Aetna will approve or disapprove such promotional materials in writing within a reasonable time after submission (such time will include review and approval by CMS, where required). It shall be Aetna’s responsibility and cost to assure all promotional materials and Sales practices are in compliance with CMS requirements.

7.2	Upline Marketing and Printing. Upline shall pay all expenses of operating its distribution channels. Costs for Medicare Product marketing materials shall be allocated as follows:

7.2.1	Aetna shall furnish to Upline and Agents, at Aetna’s expense, all standard Medicare Product forms, applications, and marketing materials that Aetna develops and utilizes for its own marketing of such products. Such materials shall be provided in reasonable amounts, as determined by Aetna in its sole discretion, upon a request by Upline or Agents.

7.2.2	Any custom forms, applications, over-prints or marketing materials requested and submitted to Aetna by Upline or an Agent, and approved by Aetna pursuant to Section 7.1, shall be printed and distributed at Upline’s or Agent’s expense, unless otherwise agreed to by Aetna.

7.3	Ownership of Marks. The name, trade names, trademarks, graphics, trade devices, service marks, insignias, symbols, codes, logotypes, logos, and other brand elements (collectively, the “Marks”) and any advertising materials of either party are and at all times shall remain the property of the respective party (“Owning Party”). The non-Owning Party shall not use any such advertising materials or Marks without the prior written consent of the Owning Party, and shall otherwise use all such materials and Marks only in accordance with this Section 7. For the avoidance of doubt, Upline may not use Aetna’s names or Marks (including logos) on any website or other online digital assets without obtaining Aetna’s prior written consent through the process outlined in the Producer Guide.

SECTION 8 – TERM AND TERMINATION

8.1	Term. This Agreement shall be effective on January 1, 2015 as described in Section 2.3, and shall run concurrently with the Program Agreement by and between Aetna Life Insurance Company (“ALIC”) and Grandparents.com, Inc. dated as of October 9, 2013 (hereafter “Program Agreement”) for the “Initial Term” as defined in the Program Agreement. Thereafter, this Agreement shall renew automatically without further action of the Parties for successive one (1) year terms. The Parties understand and agree that any action taken by either Party to non-renew the Program Agreement pursuant to the terms of section 9.1 of the Program Agreement shall have the effect of terminating this Agreement, simultaneously.

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8.2	Termination without Cause. This Agreement may be terminated by either Party at any time without cause upon written notice to the other Party which notice shall be provided no later than 30 days prior to the termination date. Notwithstanding the foregoing, the Parties agree that any termination of the Program Agreement initiated by ALIC pursuant to sections 9.2(d), 9.2(e) or 9.2 (f) of the Program Agreement shall be considered a termination without cause under this Agreement, and termination of this Agreement shall occur at the same time as is proscribed within the relied upon provision of the Program Agreement. Moreover, the Parties agree that a termination of this Agreement effectuated by a non-renewal of the Program Agreement pursuant to Section 8.1 of this Agreement shall be considered a termination without cause under this Section 8.2.

8.3	Termination for Breach.

a.	Except for those defaults specified in Section 8.4 and 8.5 for which no cure period is required, if either Party defaults in the performance of any of its duties or obligations under this Agreement, the non-breaching Party may terminate this Agreement upon 15 days prior written notice to the breaching Party; provided, however, that the breaching Party shall have the opportunity to cure such breach during the 15 day notice period. If the breaching Party fails to cure the breach, this Agreement shall terminate on the 16th day from the date of initial termination notice. The notice of termination shall specify the nature of the alleged default or breach.

b.	The Parties agree that any termination of the Program Agreement initiated by ALIC pursuant to sections 9.2(a), 9.2(b), 9.2(c), 9.2(g), 9.2(h) or 9.2 (i) of the Program Agreement shall be considered terminations for breach under this Agreement and termination of this Agreement shall occur concurrent with termination of the Program Agreement. No separate notice or cure period is required apart from whatever notice and/or cure period may be present in the applicable subsection of the Program Agreement.

8.4	Immediate Termination of this Agreement with Cause by Aetna. This Agreement may be terminated by Aetna immediately for cause upon the occurrence of any of the following:

8.4.1	Upline’s insolvency, bankruptcy, or reorganization, or the institution of such or similar proceedings by or against Upline, which proceeding if filed against Upline has not been dismissed within 60 days of such filing;

8.4.2	Upline’s criminal conduct (including being charged with a felony) or exclusion from the Medicare Program or any other federal or state health benefit program;

8.4.3	Upline’s or its Principal’s appropriate license being not in effect, suspended, revoked or not renewed in a state in which Upline is performing services under this Agreement on behalf of Aetna;

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8.4.4	Any act of embezzlement, theft, fraud or dishonesty by Upline;

8.4.5	An assignment of this Agreement by Upline in violation of Section 10.4 hereof;

8.4.6	Upline’s material violation of any law, regulation or CMS guidance in the opinion of Aetna regarding the marketing or distribution of Medicare products;

8.4.7	Upline intentionally misrepresents or induces any broker, agent or producer to intentionally misrepresent the provisions, benefits or premiums of any Medicare plan or product;

8.4.8	Upline causes an unacceptable number of CTMs as determined by Aetna in its sole discretion;

8.4.9	Upon a dissolution, liquidation or winding down of Upline;

8.4.10	Upline’s failure to cooperate, as determined solely by Aetna, with Aetna’s investigation of a complaint involving Upline, Principal or Agents;

8.4.11	Upline’s failure to pay any amount owed to Aetna;

8.4.12	Aetna’s determination, in its sole discretion, that Upline has acted in a manner that is materially detrimental to Aetna;

8.4.13	Upline appears on the Specially Designated Nationals or Blocked Persons List published by the Office of Foreign Assets Control of the Department of Treasury; or

8.4.14	Upline’s failure to comply with any obligation set forth in Section 3.

8.5	Immediate Termination of the Agreement with Cause by Upline. This Agreement may be terminated by Upline immediately for cause upon the occurrence of any of the following:

8.5.1	Aetna’s insolvency, bankruptcy, or reorganization, or the institution of such or similar proceedings by or against Aetna;

8.5.2	Aetna’s criminal conduct or exclusion from the Medicare Program or any other federal or state health benefit program;

8.5.3	Aetna’s license being suspended, revoked or not renewed in a state in which Aetna is offering a Medicare Product;

8.5.4	Any act of embezzlement, theft, fraud or dishonesty by Aetna or any affiliate of Aetna; or

8.5.5	An assignment of this Agreement by Aetna in violation of Section 10.4 hereof.

8.6	Termination of Contract with CMS. This Agreement shall automatically terminate as of the date Aetna’s contract(s) with CMS is terminated (by either CMS or Aetna). In the event there are multiple termination dates for Aetna’s CMS contract(s), the termination date of this Agreement shall be the termination date of Aetna’s last contract with CMS.

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8.7	Change of Control. Upon a sale or effective change of control of Upline or any of Upline’s Affiliates, Upline shall provide Aetna with written notice promptly following the public announcement of the change of control transaction. Upon receipt of such notice, Aetna may terminate this Agreement upon 30 days written notice.

8.8	Notice of Insolvency, Bankruptcy or Reorganization. Upline shall provide prompt notice to Aetna of any insolvency, bankruptcy, reorganization, dissolution, liquidation or winding down of Upline, or the institution of such or similar proceedings by or against Upline.

SECTION 9 – CONFIDENTIALITY

9.1	Confidential Information. In order for the parties to perform their respective obligations under this Agreement, it may be necessary or desirable for one party (“Disclosing Party”) to disclose Confidential Information (hereinafter defined) to the other party (“Receiving Party”). Receiving Party agrees that any such Confidential Information disclosed to it, its employees, or agents shall be used only in connection with the legitimate purposes of this Agreement, shall be disclosed only to those who have a need to know it, and shall be safeguarded with the same care normally afforded such Confidential Information in the possession, custody or control of Receiving Party, provided, however, that such care shall be no less than reasonable care necessary to safeguard the Confidential Information.

“Confidential Information” shall mean the proprietary, trade secret or business information of Disclosing Party that relates to Disclosing Party’s past, present or future research or development activities, business operations or financial condition. For the avoidance of doubt, Confidential Information shall include the Commission rates and Referral fees set forth in Schedule 1 to Appendix A.

The foregoing shall not apply when, after and to the extent the Confidential Information disclosed (i) becomes generally available to the public through no fault of Receiving Party; (ii) is subsequently received by Receiving Party in good faith from a third party without breaching any confidentiality obligation between the third party and Disclosing Party; or (iii) is required by law, administrative or judicial order to be disclosed; provided, however, Receiving Party shall notify Disclosing Party prior to disclosure of Confidential Information as required by law, administrative or judicial order.

9.2	Business Associate Agreement. Upline agrees to comply with the business associate requirements set forth in Appendix E, which is attached hereto and incorporated herein by reference.

SECTION 10 – MISCELLANEOUS

10.1	Independent Contractor. Nothing contained herein shall be construed to create the relationship of employer and employee, partners or joint venturers between the parties hereto. Upline shall be free to exercise its independent judgment in the performance of this Agreement, subject only to the terms hereof and the written rules established by Aetna, and agreed to by Upline, from time to time.

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10.2	Compliance with Laws and Policies and Procedures. Upline and Aetna shall at all times comply with Applicable Law. Upline shall comply with all written policies and procedures related to Medicare Products and broker/agent actions established by Aetna as have been provided to Upline (including those contained in the Producer Guide) and as may be amended from time to time (of which amendments Upline shall be informed on a periodic basis).

10.3	Non-Waiver of Covenants. Should Aetna or Upline at any time fail to insist upon a strict performance of each and every provision of this Agreement incumbent upon the other to be kept and performed or fail to adhere strictly to the terms and provisions hereof, or to any one of them, such failure shall not be construed as a waiver of the party’s right to thereafter insist upon strict performance or seek enforcement of all the terms and provisions of this Agreement.

10.4	Assignment. This Agreement is not assignable by either party without the prior written consent of the other party; provided, however, that Aetna may assign this Agreement to an affiliate without consent, upon written notice to Upline. Upline may assign Commission and/or Referral Fee payments in accordance with Section 6.1(d) and the Producer Guide.

10.5	Contract Interpretation. If any section, clause, paragraph, term or provision of this Agreement shall be found to be void and unenforceable by any court of competent jurisdiction, such finding shall have no effect upon any other section, clause, paragraph, term or provision of this Agreement and the same shall be given full force and effect.

10.6	Notice. Whenever notice is to be given by either party to the other, it must be done in writing by U.S. Mail, overnight delivery, or facsimile to the parties at the address set forth on the signature page, or for notices to Upline only, to the email address for Upline set forth on the signature page. All notices are duly given: (i) when deposited in the U.S. mail or with a national overnight courier service (such as Federal Express), (ii) upon transmittal of a facsimile transmission to the recipient Party at the facsimile number designated; or (iii) in the case of notices to Upline, upon transmittal of an email transmission to the designated email address for Upline. If Aetna’s notice address changes, Aetna will inform Upline of its changed address by providing notice consistent with this Section 10.6. If Upline’s address or other contact information changes, Upline will promptly notify Aetna of such changed address or contact information in accordance with the instructions set forth in the Producer Guide.

10.7	Indemnity.

(a)	Upline shall indemnify Aetna (and any officer, director, employee, representative or agent of Aetna) from and against any and all losses, claims, damages, or liabilities, including any and all investigative, legal, and other expenses (including reasonable attorneys’ fees and amounts paid in settlement) (“Losses”) suffered, incurred, or sustained by Aetna or to which Aetna becomes subject resulting from, arising out of or relating to any claim as a result of (i) the negligence, misconduct or a breach by Upline of any representation, warranty or agreement contained in this Agreement, (ii) any misconduct or negligence by Upline, in the performance of, or failure to perform its respective obligations under this Agreement, (iii) violations by Upline of and/or failure of Upline to comply with Applicable Law, (iv) an actual or alleged direct or indirect omission or commission by Upline that causes Aetna to violate any Applicable Law or (v) any dispute between Upline and its Agents or Upline and Principal. Despite the previous sentence, Upline shall not be responsible for Losses to the extent any such Losses are found in a final judgment by a court of competent jurisdiction to have resulted directly and solely from Aetna’s failure to act in good faith and/or Aetna’s fraud, criminality or willful misconduct or negligence.

Upline Agreement 2015	24

(b)	Upline shall indemnify Aetna with respect to the conduct listed above under Section 10.7(a) engaged in by Agents to the same extent that Upline is obligated to indemnify Aetna with respect to Upline’s own conduct.

10.8	Disputes. The parties agree to act in respect of all matters related to this Agreement in good faith. If Aetna and Upline cannot mutually resolve a dispute which arises out of or relates to this Agreement, the dispute shall be decided through binding arbitration. To initiate arbitration, either Aetna or Upline shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent shall respond thereto in writing within 10 days of its receipt of such notice. In such response, the party shall also assert any claim, defense and other dispute it may have which arises out of or relates to this Agreement. Either party may file the dispute with American Arbitration Association under the Commercial Arbitration Rules. Those rules will apply to the proceedings except as amended in this Agreement. The arbitration hearing shall be held before a panel of three arbitrators, each of whom must be an arbitration panelist from American Arbitration Association and have experience in health insurance or health insurance sales and marketing. Aetna and Upline shall each appoint one arbitrator by written notification to the other party within 30 days of the date of the mailing of the notification initiating the arbitration. These two arbitrators shall then select the third arbitrator. Should the two arbitrators be unable to agree upon the choice of a third arbitrator, each party to this Agreement will appoint another arbitrator and the process shall be repeated until a third arbitrator is appointed. Once the entire panel is chosen, the arbitrators are empowered to decide all substantive and procedural issues by majority vote. The arbitration hearing shall be held in Philadelphia, Pennsylvania or Hartford, Connecticut, at Aetna’s option, unless otherwise agreed. The arbitrators shall establish procedures warranted by the facts and issues of the particular case and the parties agree to abide by such procedures but discovery, if allowed by the arbitrators, shall be limited to five depositions per side and ten document requests. The decision of the arbitrators shall be final and binding upon the parties without appeal. Cost and fees of the arbitrators shall be borne equally by the parties, unless otherwise awarded by the arbitrators to the prevailing party. Notwithstanding any other provision of this Agreement, neither party is required to arbitrate any issue for which injunctive relief is sought, and neither party shall be required to arbitrate any issue whatsoever in the event that the other party becomes subject to the appointment of a receiver, liquidator, conservator or trustee or a state insurance regulatory authority in such capacity.

10.9	Governing Law and Venue. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions. Venue for any action shall be in a court located in Philadelphia, Pennsylvania.

10.10	Titles and Headings. Titles and headings for the paragraphs, subparagraphs or sections herein are for convenience only, are not part of this Agreement, and shall not define or limit any of this Agreement’s terms.

10.11	Survival. The following sections of this Agreement shall survive the termination of this Agreement: 1, 3.2(a)(ii), 3.2(a)(iii), 3.2(a)(iv), 3.2(a)(v), 3.2(b)(ii), 3.2(b)(iii), 3.2(b)(iv), 3.5, 3.8, 3.11, 3.13, 3.14, 4.1, 5.1, 6.1(c), 6.1(d), 6.2, 6.3, 6.4, 6.5, 6.6, 6.9, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16,7.3, 9, 10.2, 10.6, 10.7, 10.8, 10.9, 10.11, 10.12, 10.13, 10.16, Appendix A (including Schedule 1 thereto), Appendix D (including Schedule D-1thereto) and Appendix E.

Upline Agreement 2015	25

10.12	Legal Actions Against Enrollees. In addition to the limitations set forth in Section B(3) of Schedule D-1to Appendix D, Upline shall not institute legal proceedings against any applicant or enrollee of any Medicare Product for any cause arising out of the business transacted under this Agreement unless Aetna shall have been notified in writing of such action or the proposed action prior to or simultaneously with the institution of such legal proceedings.

10.13	Subcontractors and Delegates. Upline may not subcontract or delegate any functions under this Agreement without the prior written consent of Aetna. Aetna Life Insurance Company may delegate performance of all or any part of this Agreement to one or more affiliates without notice to or consent of Upline.

10.14	Amendment. Except as otherwise provided herein (including, without limitation, Section 6.2), this Agreement may be amended upon (i) the written agreement of both parties, or (ii) by Aetna, upon 30 days prior written notice to Upline of the amendment. In addition, with 30 days notice, Aetna may unilaterally amend this Agreement to change the hierarchy level at which an Upline is contracted. Such change will be made based upon standards provided to Upline by Aetna and will affect the amount of Commissions payable. For purposes of adding necessary terms and conditions to comply with federal or state statutes, regulations or other agency guidance or issuances, Aetna may amend this Agreement immediately upon notice to the Upline.

10.15	Entire Agreement. This Agreement, including all appendices and schedules attached hereto, constitutes the entire contract between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

10.16	Upline Affiliates and LOAs. Upline hereby represents and warrants that Upline has the authority to execute this Agreement on behalf of Upline Affiliates and LOAs, and bind Upline Affiliates and LOAs to the terms and conditions hereof. Upline shall provide written notice to Aetna of any Upline Affiliate through which Agents are Selling or Referring 30 days prior to any new Upline Affiliate becoming subject to this Agreement. No Upline Affiliate may Sell or Refer prior to becoming subject to this Agreement and receiving the applicable notice that Upline Affiliates’ Agents are ready to Sell or authorized to Refer.

[Remainder of page left intentionally blank.]

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Appendix A

Compensation

For purposes of this Appendix A:

”Initial Sale” shall mean beneficiaries enrolling in a Medicare Product, who were not enrolled in a Like Plan in the month immediately preceding their effective date with Aetna as determined by CMS.

“Renewal” shall mean any Medicare Product Enrollee who was enrolled in a Medicare Product in a prior year, and remains continuously enrolled in a Medicare Product that is a Like Plan.

“Replacement” shall mean any Medicare Product Enrollee who is first enrolling in a Medicare Product in the current year and in the month immediately preceding the Medicare Product’s effective date was enrolled in a Like Plan of someone other than Aetna.

A.	Commission Rates and Referral Fees

1.	Commission Rates. Aetna’s Commission rates for Sales are set forth on Schedule 1 which is attached to this Appendix A. The compensation paid by Aetna for an Initial Sale, Renewal or Replacement is equal to the amount set forth in Schedule 1 for that hierarchy level less the aggregate of the compensation payable to all of the lower hierarchy levels below that hierarchy level. To the extent any hierarchy level is not applicable to the particular Upline hierarchy, the Commission payable to such hierarchy level shall roll-up and be payable to the next higher hierarchy level. Below is an illustrative example of how this would be calculated using the rates set forth in the table below.

(FOR ILLUSTRATION PURPOSES ONLY)

Medicare Advantage

National
Hierarchy Level	Initial Rate

NMO	$70
RMO	$65
GMO	$60
LMO	$55
Agent 4	$50
Agent 3	$45

(The rates set forth above are merely for example purposes and not a guarantee or representation of any rates set forth in Schedule 1 of this Appendix A. For actual rates, please refer to Schedule 1 attached hereto.)

ILLUSTRATIVE EXAMPLE: If an Initial Sale of a Medicare Advantage Plan is made in Missouri by an Agent who has been assigned a hierarchy level of Agent level 4, and the hierarchy above such Agent is composed of an LMO and an NMO, the Commission payable for such Sale would be as follows:

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The Agent would receive a Commission equal to the Medicare Advantage National “Initial Rate” for Agent 4 ($50);

The LMO would receive a Commission (i.e., override) equal to the Medicare Advantage National “Initial Rate” for LMO less the Medicare Advantage National “Initial Rate” for Agent 4 ($55 $-50 = $5 (total amount payable to LMO)); and

The NMO would receive a Commission (i.e., override) equal to the Medicare Advantage National “Initial Rate” for NMO less the Medicare Advantage National “Initial Rate” for LMO ($70 $-55 = $15 (total amount payable to NMO)).

The additional amounts (i.e., overrides) paid to agencies at NMO, RMO, GMO and LMO levels in excess of the amount paid to Agent level 4 and below, are compensation for administrative services provided by such upline agencies. The description of administrative services provided by such upline agencies is set forth in Appendix C and the Producer Guide.

2.	Referral Fees. Aetna’s Referral fees for Compensable Referrals are set forth in Schedule 1 attached to this Appendix A. The compensation paid by Aetna for a Compensable Referral is equal to the amount set forth in Schedule 1 for that hierarchy level less the aggregate of the Referral fees payable to all of the lower hierarchy levels below that hierarchy level. To the extent any hierarchy level is not applicable to the particular Upline hierarchy, the Referral fee payable to such hierarchy level shall roll-up and be payable to the next higher hierarchy level. Below is an illustrative example of how this would be calculated using the fees set forth in the table below.

(FOR ILLUSTRATION PURPOSES ONLY)

Referral fees for Medicare
Hierarchy Level	Advantage Plans
NMO	$30
RMO	$25
GMO	$20
LMO	$15
Agent 4	$10
Agent 3	$5

(The fees set forth above are merely for example purposes and not a guarantee or representation of any rates set forth in Schedule 1 of this Appendix A. For actual fees, please refer to Schedule 1 attached hereto.)

ILLUSTRATIVE EXAMPLE: If a Compensable Referral for a Medicare Advantage Plan is made by an Agent who has been assigned a hierarchy level of Agent level 4, and the hierarchy above such Agent is composed of an LMO and an NMO, the Referral fee payable for such Compensable Referral would be as follows:

The Agent would receive a Referral fee equal to the “Referral Fee for Medicare Advantage” for Agent 4 ($10);

The LMO would receive a Referral fee (i.e., override) equal to the “Referral Fee for Medicare Advantage” for LMO less the “Referral Fee for Medicare Advantage” for Agent 4 ($15 $-10 = $5 (total amount payable to LMO)); and

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The NMO would receive a Referral fee (i.e., override) equal to the “Referral Fee for Medicare Advantage” for NMO less the “Referral Fee for Medicare Advantage” for LMO ($30 $-15 = $15 (total amount payable to NMO)).

Aetna shall pay the Referral fee on Compensable Referrals within 120 days following the Medicare Product Enrollee’s coverage effective date, subject to the terms and conditions of this Agreement.

B.	Commission Rules

1.	CMS Requirements Regarding Initial and Renewal Commissions. Aetna and Upline agree to follow all CMS requirements related to the type of Commission (initial, replacement or renewal) and the number of years for which Commissions will be paid for all Sales and Renewals of Medicare Products. No Commission shall be paid by Aetna at the “Initial Rate” set forth on Schedule 1 to this Appendix A unless CMS authorizes Aetna to pay a particular Sale as an Initial Sale. In the event of any conflict between this Agreement (including this Appendix A) and the CMS requirements, the CMS requirements shall control. Upline shall have no cause of action against Aetna for any Commission amount that cannot be paid or is recouped by Aetna as a result of CMS requirements.

2.	CMS Requirements Control Commission Payments and Amounts. All Aetna Commission payments will be in accordance with CMS regulations and guidelines. The parties agree that if CMS prohibits the payment of a Commission or requires the modification of the amount or method of Commission payment under this Agreement, then Aetna may cease paying a Commission or modify a Commission amount or method at any time to comply with CMS rules and regulations and Aetna may recoup any amount from Upline that CMS determines to be inappropriate. In addition, the compensation set forth in this Agreement shall be automatically amended (with or without a written document) if Applicable Law so requires. Aetna shall use Reasonable Efforts to issue an amendment reflecting such compensation changes.

3.	Timing of Payment / Earned Basis. Aetna shall pay Commissions in a manner and timeframe permitted by CMS requirements.

Commissions are paid on an earned basis and are based upon a 12 month enrollment beginning January and ending in December. Commissions are earned as Aetna receives Premium from CMS on a monthly basis (i.e., 1/12 per month). In Aetna’s sole discretion, Aetna may choose, if permitted by Applicable Law, to pay Commissions in advance of Aetna’s receipt of Premium from CMS. Aetna may reduce the Commission amount or chargeback the Upline for any unearned portion of a Commission. All Commission chargebacks may be charged against the next Commission payment and/or earned Commissions or offset against any other compensation due or to become due to Upline. If either (i) a policy lapses, terminates or otherwise cancels prior to the Commission being fully earned by Upline or (ii) Aetna terminates Upline for cause prior to the Commission being fully earned by Upline, then the unearned portion of Upline’s Commission shall be forfeited.

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4. Requirements for Commission Payments

a.	In order to be eligible to receive any Commission payment, whether for an Initial Sale, a Renewal or Replacement, in addition to any other requirements set forth in this Agreement, the following requirements must be met:

(i)	Upline’s appropriate license(s) must be in good standing in the state of Sale and if Upline is an entity, Principal’s appropriate license must be in good standing in the state of Sale; and

(ii)	Upline must be Certified by such date as required by Aetna, or if Upline is an entity, Principal must be Certified by such date as required by Aetna; and

(iii)	If required by state law, Upline must be properly appointed to Sell in the state of Sale, and if Upline is an entity, Principal must be properly appointed to Sell in the state of Sale; and

(iv)	Upline and Principal (as applicable) have met the other requirements for Ready to Sell status as set forth in the Producer Guide; and

(v)	If an LOA is the agent of record, in addition to the requirements above, the LOA’s appropriate license must be in good standing in the state of Sale, the LOA must be Certified by such date as required by Aetna, and if required by state law, LOA must be properly appointed to Sell in the state of Sale.

b.	Following a termination of this Agreement pursuant to Section 8.2 (Termination without Cause) or 8.7 (Change of Control), in addition to the foregoing requirements set forth in this Section 4, the following conditions must be met in order for an Upline to receive a Commission for a Renewal:

(i)	The Agent who Sold the Medicare Product must have earned, during the previous calendar year, at least $750 in Commissions from Medicare Products (as determined by Aetna on an annual basis);

(ii)	Upline must take no action or fail to take action, that if Upline had done so while the Agreement was in effect would have resulted in a termination of the Agreement pursuant to Section 8.4 or 8.5 of the Agreement; and

(iii)	Upline must not have made any new Sales following termination of this Agreement.

5.	Initial Sales:

For Sales which are confirmed by CMS to be payable as an Initial Sale, Aetna will, if permitted by Applicable Law, advance the full “Initial Rate” set forth in Schedule 1 hereto, in one or more payments, during the calendar year in which the effective date of the policy occurs. The full amount of the “Initial Rate” will be paid for Initial Sales regardless of the month in which the effective date falls (i.e., same amount will be paid if the effective date is January 1st or December 1st).

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Below is an example of how the Commission will be paid on an Initial Sale of a Medicare Advantage Plan under these circumstances, using $400 as the Commission rate payable for Initial Sales:

Example Using An Initial Rate of $400

Effective Date	Number of Months Paid	Total Amount Paid
1/1/2014	12 months	$400.00
2/1/2014	12 months	$400.00
3/1/2014	12 months	$400.00
4/1/2014	12 months	$400.00
5/1/2014	12 months	$400.00
6/1/2014	12 months	$400.00
7/1/2014	12 months	$400.00
8/1/2014	12 months	$400.00
9/1/2014	12 months	$400.00
10/1/2014	12 months	$400.00
11/1/2014	12 months	$400.00
12/1/2014	12 months	$400.00

The rates set forth above are merely for example purposes and not a guarantee or representation of any rates set forth in Schedule 1 of this Appendix A.

6.	Renewals and Replacements:

Unless otherwise indicated in Schedule 1 hereto, the “Replacement Rate” shall be the same as amount as the “Renewal Rate”.

Subject to the terms and conditions of this Agreement, Upline will be eligible to receive a Commission at the “Renewal Rate” for each year that a Medicare Product Enrollee remains enrolled in the Medicare Product for so long as the enrollee remains enrolled (subject to CMS and Aetna requirements related to plan changes). For Renewals, Aetna will pay the “Renewal Rate” set forth on Schedule 1 hereto as Aetna receives Premium from CMS on a monthly basis (i.e., 1/12 per month); provided, however, that, in accordance with Applicable Law, such Commission amount paid for a Renewal can not exceed 50% of the current year Initial Sale fair market value published annually by CMS. If a Commission payable on a Renewal would exceed 50% of the current year Initial Sale fair market value, Aetna will automatically adjust the Commission payment to comply with Applicable Law with or without notice. In Aetna’s sole discretion, Aetna may choose, if permitted by Applicable Law, to pay Commissions in advance of Aetna’s receipt of Premium from CMS. For example, if a “Renewal Rate” of $200 is payable, Aetna could pay $16.67 per month for such Renewal or pay the Commission in a lump sum of $200 in January of the Renewal year. Aetna will no longer pay a Commission on a Renewal if the Medicare Product Enrollee disenrolls from the Medicare Product and does not immediately enroll (i.e., no break in coverage) in a Medicare Product that is a Like Plan.

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Replacements are payable only while this Agreement is in effect. For Replacements, Aetna will advance the “Replacement Rate” set forth on Schedule 1 hereto. If the Replacement has an effective date other than January 1st, a pro-rated amount of the “Replacement Rate” set forth on Schedule 1 will be paid, based upon the number of months the Medicare Product Enrollee will be enrolled in such Medicare Product within the initial calendar year. After the year in which the Replacement occurs, if the Medicare Product Enrollee remains enrolled in a Medicare Product that is a Like Plan, the Replacement will become a Renewal. Below is an example of how the Commission will be paid on a Replacement of a Medicare Advantage Plan under these circumstances, using $200 as the Commission rate payable for Replacement:

Example Using Replacement Rate of $200

Effective Date	Number of Months Paid	Total Amount Paid
1/1/2014	12 months	$200.00
2/1/2014	11 months	$183.37
3/1/2014	10 months	$166.70
4/1/2014	9 months	$150.03
5/1/2014	8 months	$133.36
6/1/2014	7 months	$116.69
7/1/2014	6 months	$100.02
8/1/2014	5 months	$83.35
9/1/2014	4 months	$66.68
10/1/2014	3 months	$50.01
11/1/2014	2 months	$33.34
12/1/2014	1 month	$16.67

The rates set forth above are merely for example purposes and not a guarantee or representation of any rates set forth in Schedule 1 of this Appendix A.

All Commission payments remain subject to appropriate charge backs and other adjustments in accordance with CMS and Aetna requirements as well as the terms of this Agreement.

C. Agents and Oversight

Upline shall be required to maintain a minimum number of Agents as well as provide a minimum level of services and compliance oversight as required by Aetna and CMS. Failure to meet either of these requirements may result in change of hierarchy level, a reduction in compensation or the termination of the Agreement.

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Schedule 1

Medicare Advantage

	National Rate		Connecticut, Pennsylvania, District of Columbia		California, New Jersey
Level	Initial Rate	Replacement/Renewal	Initial Rate	Replacement/Renewal	Initial Rate	Replacement/Renewal
RMO	$528	$265	$580	$284	$660	$331
GMO	$493	$249	$519	$253	$610	$306
LMO	$457	$229	$499	$244	$560	$281
Agent 4	$408	$204	$461	$230	$510	$256
Agent 3	$377	$189	$429	$207	$478	$233
Agent 2	$336	$168	$378	$181	$427	$207
Agent 1	$295	$147	$337	$160	$386	$186
LOA 7	$408	$204	$461	$230	$510	$256
LOA 6	$377	$189	$429	$207	$478	$233
LOA 5	$336	$168	$378	$181	$427	$207
LOA 4	$295	$147	$337	$160	$386	$186
LOA 3	$171	$86	$193	$89	$242	$115
LOA 2	$119	$60	$140	$63	$189	$89
LOA 1	$68	$33	$78	$32	$127	$58
LOAAM	$187.50	$125	N/A	N/A	N/A	N/A

	PART D: Basic		PART D: Enhanced
	All Regions		All Regions
Level	Initial Rate	Replacement/ Renewal	Initial Rate	Replacement/ Renewal
RMO	$68	$33	$80	$33
GMO	$64	$31	$76	$31
LMO	$61	$30	$65	$30
Agent 4	$56	$28	$56	$28
Agent 3	$52	$26	$52	$26
Agent 2	$46	$23	$46	$23
Agent 1	$40	$20	$40	$20
LOA 7	$56	$28	$56	$28
LOA 6	$52	$26	$52	$26
LOA 5	$46	$23	$46	$23
LOA 4	$40	$20	$40	$20
LOA 3	$22	$11	$22	$11
LOA 2	$16	$8	$16	$8
LOA 1	$11	$6	$11	$6
LOAAM	$30	$20	$30	$20

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Schedule 1 Continued-

Level	Referral Fee for Medicare Advantage Plans	Referral Fee for Part D Plans
RMO	$175	$39
GMO	$150	$34
LMO	$125	$31
Agent 4	$100	$28
Agent 3	$80	$26
Agent 2	$70	$23
Agent 1	$60	$20
LOA 7	$100	$28
LOA 6	$80	$26
LOA 5	$70	$23
LOA 4	$60	$20
LOA 3	$50	$11
LOA 2	$40	$8
LOA 1	$30	$6

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Appendix B

Medicare Products and Markets

The Medicare Advantage Plans in the CMS approved service areas of the following individual Medicare markets:

Local Market	State	Product
Big Sky	Nevada	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans
Utah
Wyoming

Local Market	State	Product
California	California	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans

Local Market	State	Product
	District of Columbia	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans
Capitol	Maryland	No Commissionable Medicare Advantage Plans
	Virginia	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans

Local Market	State	Product
Deep South	Alabama	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans
Georgia
Louisiana

Local Market	State	Product
Florida	Florida	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans

Local Market	State	In These Counties Only	Product
	Illinois	Adams
Boone
Brown
Bureau
Great Lakes		Carroll	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans
Cass
Champaign
Christian
Coles
Cook

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Cumberland
Dekalb
Dewitt
Douglas
Effingham
Ford
Fulton
Hancock
Henry
Kendall
Lee
Logan
Macon
Macoupin
Marshall
Mason
Mclean
Menard
Mercer
Morgan
Moultrie
Ogle
Peoria
Piatt
Pike
Rock Island
Sangamon
Scott
Shelby
Stark
Stephenson
Tazewell
Vermilion
Warren
Winnebago
Woodford

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Local Market	State	In These Counties Only	Product
Heartland	Arkansas		All, except for Aetna Select Plus Plans and Coventry Select
	Kansas		Plus Plans
Oklahoma
	Missouri	Barry
Barton
Bates
Benton
Caldwell
Carroll
Cass
Cedar
Christian
Clay
Clinton
Dade
Dallas
Douglas
Greene
Henry
Hickory
Jackson
Jasper
Johnson
Laclede
Lafayette
Lawrence
Livingston
McDonald
Newton
Ozark
Pettis
Phelps
Platte
Polk
Pulaski
Ray
Saint Clair
Saline
Stone
Taney

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Vernon
Webster
Wright

Local Market	State	Product
Keystone	Delaware	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans
Pennsylvania
West Virginia

Local Market	State	Product
Mid South	North Carolina	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans
Tennessee

Local Market	State	Product
Midlands	Iowa	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans
Nebraska
South Dakota

Local Market	State	Product
Mountain States	Arizona	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans
Colorado

Local Market	State	Product
New England	Connecticut	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans
Maine

Local Market	State	Product
New Jersey	New Jersey	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans

Local Market	State	Product
New York	New York	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans

Local Market	State	Product
OH/KY	Ohio	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans
Kentucky

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Local Market	State	In These Counties Only	Product
	Missouri	Audrain
Boone
Callaway
Cole
Cooper
Crawford
Franklin
Gasconade
Howard
Jefferson
Knox
Lincoln
Maries
Miller
Moniteau
Montgomery
Osage
Show Me		Perry	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans
Pike
Randolph
Saint Charles
Saint Louis
Saint Louis City
Sainte Genevieve
Shelby
Warren
Washington
	Illinois	Bond
Calhoun
Clinton
Greene
Jersey
Madison
Monroe
Randolph
St Clair
Washington

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Local Market	State	Product
Texas	Texas	All, except for Aetna Select Plus Plans and Coventry Select Plus Plans

Part D Plans in the following individual Medicare markets:
Region	Product
All CMS regions, except regions 35-39. (Regions 35-39 are the following U.S. territories: American Samoa, Guam, Northern Mariana Islands, Puerto Rico, and Virgin Islands of the United States).	All

Aetna, upon thirty days written notice, may modify the products and/or markets listed above.

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 Appendix C

SCHEDULE OF ADMINISTRATIVE SERVICES

Upline is required to provide certain administrative services, and is compensated for such administrative services under this Agreement. The Producer Guide sets for the administrative services that an Upline is required to provide. Such administrative services may include the following:

1.	Agent Recruiting

Identify, educate, interview, and pre-qualify Agents. Coordinate contracting with Independent Agents.

Coordinate and if necessary assist with appointment efforts between Upline, Agents and Aetna.

Ensure that Principal and all Agents are properly licensed, appointed, and Certified to Sell Medicare Products throughout the year and on an annual basis.

2.	Agent Training

Coordinate all training related dates, processes, changes, and deadlines. Assist in communication of certification class schedules.

Provide ongoing training around the proper Selling and servicing of Medicare Products to Agents.

Assist Agents in navigating through Aetna’s broker training portal. Understand and implement the Producer Guide.

Support Agent awareness and implementation of the Producer Guide to help Agents meet Medicare beneficiaries’ needs by helping them make informed decisions about their health care choices.

3.	Sales Compliance

Designation of one or more employees with responsibility for assuring compliance and developing policies and procedures.

Designation of one or more employees with responsibility for maintaining records and reinforcing appropriate sales practices.

Reinforce policy updates, compliance alerts and other communications with Agents. Aid in the collection of Agent responses when necessary.

Review actionable information provided by Aetna, monitor compliance statistics, identify negative trends, and take action proactively.

Establish Agent recruitment standards, including Agent Code of Ethics.

Assure Agent training (including first tier, downstream and related entity training). Ensure Agent marketing/advertising oversight.

Facilitate annual certification procedures.

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Implement complaint/inquiry handling procedures provided by Aetna. Enforce disciplinary actions.

4.	Office Administration Related to Medicare Sales / Enrollment

Administrative support of Agents (e.g., general office duties, overhead expenses including computers, copiers, etc.).

Facilitate distribution and disposition of leads generated by Aetna, if any.

Assist in the maintenance of accurate phone, e-mail and address information for Agents. Web site development and maintenance for Agent support, service.

Manage telephonic marketing in compliance with the terms of this Agreement, including CMS rules regarding unsolicited telephone calls.

Facilitate Agent record keeping of scope of appointment and related enrollment materials.

5.	Marketing

Ensure adherence to the MMG.

Ensure use of compliant carrier-specific and product-specific direct mail pieces. Use lead vendors in compliance with Applicable Law.

Partner with local Aetna leadership to joint market Medicare Products.

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Appendix D

Medicare Requirements

A.	Compliance with Medicare Marketing Guidelines

Upline agrees to comply with, and to cause its Agents to comply with, guidance statements with respect to the Medicare Program and marketing Medicare plans as may be issued by CMS from time to time. Upline acknowledges that the MMG issued by CMS are available online. Upline acknowledges that it has reviewed and understands the MMG issued by CMS and that Upline has an ongoing obligation to monitor and review the MMG for any changes and updates. To the extent of any conflict between the provisions of this Appendix D and the MMG then in effect, the MMG control. Upline shall comply with the requirements set forth in the MMG (including any updates made thereto), including, but not limited to, the obligations to:

1.	Use state licensed Agents to Sell.

2.	Conduct monitoring activities to ensure Agent compliance with CMS requirements.

3.	Disclose to potential enrollees that Agent is paid a Commission upon enrollment.

4.	Avoid incentives to mislead Medicare beneficiaries, cherry pick certain Medicare beneficiaries, or churn beneficiaries between Medicare plans.

5.	Not include payments outside of the compensation set forth in this Agreement and the Agent Contract.

6.	Not permit payments by Agents to Medicare beneficiaries.

7.	Not market any Medicare Product designated for open enrollment until October 1st.

8.	Not accept applications from potential Medicare Product Enrollees for open enrollment outside of the enrollment period established by CMS.

9.	Inform a Medicare beneficiary of all products to be covered during a home visit at the time the appointment is made with a beneficiary.

10.	Not to claim recommendation or endorsement by CMS or that CMS recommends that Medicare beneficiaries enroll in the plan.

11.	Not accept enrollment applications in provider offices or other places where health care is delivered.

12.	Not engage in any discriminatory marketing practice.

13.	Not conduct door-to-door solicitation of Medicare beneficiaries.

14.	Not take an enrollment application during an outbound call.

15.	Not ask for personal information (i.e., Medicare number, bank account or credit card numbers) during Sales presentations.

16.	Not send e-mails to a Medicare beneficiary, unless the beneficiary agrees and gives their express consent to receive e-mails related to Aetna’s health benefits plans, products, services, and/or educational information related to health care at the time the beneficiary is providing his/her email address. The consent must be documented.

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17.	Comply with the National-Do-Not-Call Registry, as well as applicable state telemarketing “Do Not Call” regulations, honor “do not call again” requests, and abide by Federal and State calling hours.

18.	Not take advantage of a Medicare lead to sell other insurance products to a Medicare beneficiary for which the beneficiary may not be suited, to the extent such activity would violate state licensure laws.

19.	Not intimidate nor use high pressure tactics during a Sales call or presentation if a beneficiary says he/she is not interested the visit/conversation must end immediately.

20.	Not provide meals for potential enrollees.

21.	Not conduct Sales presentations or distribute and accept plan applications at educational events.

22.	Not use providers or provider groups to distribute printed information comparing the benefits of different health plans unless the providers, provider groups, or pharmacies accept and display materials from all health plans with which the providers, provider groups, or pharmacies contract.

23.	Not offer gifts to potential enrollees, unless the gifts are of nominal value (not to exceed $15, based on the fair market value of the item).

24.	Not engage in activities that could mislead or confuse Medicare beneficiaries, or misrepresent Aetna.

25.	Not market any health care related product to Medicare beneficiaries during a marketing appointment beyond the scope agreed upon by the Medicare beneficiary, and documented by Agent, prior to the appointment (48 hours in advance, when practicable).

26.	Not market non-health care related products to prospective enrollees during any Medicare Advantage Plan or Part D Plan Sales activity or presentation.

27.	Not market additional health related lines of Aetna business not identified prior to an individual appointment without a separate scope of appointment identifying the additional lines of business to be discussed.

B.	Notice of Sales Events

Upline shall provide, and cause its Agents to provide, Aetna with prior notice of any Sales meetings or events that Upline or its Agents intend to conduct in accordance with the requirements described below. The notice from Upline or Agent to Aetna shall include the information required by Aetna, including, but not limited to: (i) the date and time of the Sales/promotional event; (ii) name of the Agent making the presentation; (iii) an address for and a brief description of the venue; (iv) a phone number where Aetna or CMS can call to confirm the planned event; and (v) telephone (and email address if available) for person who will be knowledgeable about the specific Sales event. When submitting notice of marketing or Sales events to Aetna for upload to CMS, Upline or Agent shall use the “CMS Seminar Reporting Template” (refer to the Producer Guide for instructions on accessing this template). Upline and Agent must comply with all requirements of the Producer Guide regarding Sales events and notice thereof. This information must be received on or before the 18th of each month for events scheduled for the following month. For events that cannot be planned that far in advance, such events shall be reported to Aetna prior to advertising the event or 10 calendar days prior to the scheduled date of the event, whichever is earlier. In the event of a schedule change or event cancellation, Upline must notify Aetna immediately and Upline shall comply with the requirements set forth in the Producer Guide with respect to event schedule changes or cancellations. Aetna reserves the right to reject event submissions which do not meet CMS requirements. Aetna will not pay Commission (and may recoup any Commission paid) to Upline or Agent for any Medicare Products Sold at a meeting or event for which Aetna did not receive notification in accordance with this Section.

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C.	Medicare Improvement for Patients and Providers Act Requirements

Upline agrees to comply with the Medicare regulations and guidelines related to the Medicare Improvement for Patients and Providers Act. As part of those requirements, Upline agrees to comply with all CMS regulations and Aetna requirements related to obtaining a Medicare beneficiary’s prior written authorization to an in-person meeting and the scope of the products to be discussed at such in-person meeting. Upon request, Upline shall provide Aetna or CMS with a copy of any such authorization.

D.	Referrals by Members or Prospective Members

If an individual who is a Medicare Product Enrollee or a potential Medicare Product Enrollee would like to refer a friend or relative to an Agent or Upline, such Agent or Upline may only provide contact information such as a business card that the individual may give to the friend or family member.

E.	First Tier or Downstream Entity Requirements

In order to comply with certain minimum requirements for written arrangements between entities that sponsor MA Plans, MA-PD Plans, and PDPs and first tier entities that contract with such sponsoring entities, as set forth in Applicable Law, the Parties agree as follows:

1.	Acknowledgement. Upline acknowledges that it is a first tier entity or downstream entity of Aetna, as defined under 42 C.F.R. §§ 422.500 and 423.501.

2.	Maintenance of Records and Audits

(a)	Aetna or its designee(s) shall have the right, but not the obligation, to audit, inspect and copy, during regular business hours at Aetna’s cost and in a manner that does not unreasonably interfere with Upline’s business, any books and records Upline maintains pursuant to this Agreement and the services performed, upon ten (10) business days’ written notice to Upline; but only to the extent that such inspection is not prohibited by applicable law. To the extent that Aetna uses a third-party to audit Upline, such third party may not be a competitor of Upline and shall execute a confidentiality agreement acceptable to Upline, such acceptance shall not be unreasonably denied, delayed or withheld.

(b)	Upline shall maintain records with respect to any business Sold or Referred by an Agent for Aetna in an industry standard format. Such records may include records related to the licensing and appointment of Agents, application for coverage of Medicare Product Enrollees and books, records, accounts, documents and other material items pertaining to this Agreement and Upline’s or Agents’ transactions with Medicare Product Enrollees and Aetna.

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In addition, Upline shall maintain (and shall cause Downstream Entities (as defined in Schedule D-1 hereto) to maintain) the foregoing documents, and any additional operational, financial, administrative and medical records, contracts, books, files and other documents for ten (10) years, or longer to the extent required by applicable law in connection with services performed under this Agreement (“Records”). Such Records shall be maintained in a timely and accurate manner and shall, at a minimum, be reasonably sufficient to allow Aetna to determine whether Upline and its Downstream Entities are performing their obligations under the Agreement consistent with the terms of the Agreement and in accordance with applicable law and to confirm that the data submitted by Upline and its Downstream Entities for reporting and other purposes is accurate.

3.	Compliance with Law. Upline acknowledges that Aetna, directly or indirectly, receives federal funds and that as a contractor of Aetna, the payments to Upline under this Agreement are, in whole or in part, from federal funds. In carrying out its duties and obligations under this Agreement, Upline shall follow and adhere to all applicable laws, including, but not limited to Title VI of the Civil Rights Act of 1964, as amended (42 U.S.C. §2000d et. Seq.); sections 503 and 504 of the Rehabilitation Act of 1973, as amended (29 U.S.C. §§793 and 794); Title IX of the Education Amendments of 1972, as amended (20 U.S.C. § 1681 et. Seq.); section 654 of the Omnibus Budget Reconciliation Act of 1981, as amended (41 U.S.C. §9849); the Americans with Disabilities Act (42 U.S.C. §12101 et. Seq.); and the Age Discrimination Act of 1975, as amended (42 U.S.C. §6101 et. Seq.); the Vietnam Era Veterans Readjustment Assistance Act (38 U.S.C. § 4212); and applicable sections of the Medicare and Modernization Act of 2003, HIPAA and the HITECH Act of 2009, together with all applicable implementing regulations, rules guidelines and standards as from time to time are promulgated thereunder.

4.	Exclusion Screening and Related Requirements. Upline represents and warrants that it is not excluded under the HHS Office of Inspector General’s List of Excluded Individuals/Entities (“OIG List”) or the U.S. General Service Administrative System for Award Management’s (SAM) Excluded Parties List System (“SAM List System”) otherwise excluded from participation in Medicare or other federal health care programs, or are debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any federal department or agency (“Excluded Individuals”). Further, Upline shall not employ or contract with, and shall ensure that its Downstream Entities do not employ or contract with Excluded Individuals. Upline shall, and shall cause its Downstream Entities to: (a) review the OIG List and the SAM List System prior to the initial hiring of any employee or the engagement of any Downstream Entity to furnish services to Aetna’s Medicare Program, and monthly thereafter, to ensure compliance with this paragraph; (b) provide documentation, upon written request by Aetna, of such Exclusion Screening and related requirements; (c) promptly notify Aetna upon discovering that it, or any of its employees or Downstream Entities, has furnished Medicare program related services to Aetna under the Agreement as or through an Excluded Individual or that a person or entity furnishing services under this Agreement has been convicted of a criminal felony that could serve as the basis of federal health care program exclusion; and (d) promptly remove an Excluded Individual from any work related, directly or indirectly, to services furnished under the Agreement and use Reasonable Efforts to take other appropriate corrective action reasonably requested by Aetna based on the above notification. In addition, Upline shall, and shall cause each individual or entity with whom it contracts or to whom it delegates any obligations under the Agreement to review the Specially Designated Nationals and Blocked Persons list published by the Office of Foreign Assets Control of the U.S. Department of Treasury prior to the initial hiring of any employee or engagement of any subcontractor (including any agent) to furnish services to Aetna, and monthly thereafter, and to promptly notify Aetna of discovering any employee’s or subcontractor’s name on such list. Upon such discovery by Upline or Aetna, Aetna reserves the right to block payments to Upline, and/or take any other actions which may be required to comply with law. In the case an Agent appears on the Specially Designated Nationals and Blocked Persons list, Aetna, in its sole discretion, may terminate the appointment of such Agent and/or any agreement between Aetna and such Agent.

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5.	Reporting and Disclosure; Submission of Encounter and Other Data. Upon request by Aetna, Upline shall certify, and cause its Downstream Entities to certify, that any data and other information submitted to Aetna are accurate, complete and truthful based on best knowledge, information and belief. Upline shall provide reasonable cooperation and assistance with Aetna’s requests for information and shall promptly submit encounter data, medical records and such other information as requested by Aetna to allow Aetna to respond in a timely manner to any data validation audits or requests for information by CMS, and to monitor and audit the obligation of Upline and Downstream Entities to provide accurate, complete and truthful data and other information. This paragraph 5 shall survive termination of the Agreement, regardless of the cause giving rise to termination.

6.	Offshore Services. Upline is prohibited from using any individual or entity (“Offshore Entity”) (including but not limited to, any employee, contractor, agent, representative or other individual or entity) to perform any services for Medicare Plans if the individual or entity is physically located outside of one of the fifty United States or one of the United States Territories (i.e., American Samoa, Guam, Northern Marianas, Puerto Rico and the Virgin Islands) (“Offshore Services”) unless Aetna, in its sole discretion and judgment, agrees in advance and in writing to the use of such Offshore Entity. Upline further represents and warrants that it does not and will not permit any Medicare Product Enrollees’ protected health information or other personal information to be accessible by any Offshore Entity, without prior written notice to Aetna and Aetna’s prior written approval of such Offshore Entity. Upline agrees that Aetna has the right to audit any Offshore Entity prior to the provision of Offshore Services for Medicare Products. Additionally, Upline acknowledges and agrees that Offshore Services that involve Member PHI are subject to CMS reporting within thirty (30) days of: (1) performing, or contracting with an Offshore Entity to perform, Offshore Services, and (2) any time Upline changes the Offshore Services that an Offshore Entity will perform.

7.	Compliance Program and Anti-Fraud Initiatives. Upline shall (and shall cause its subcontractors to) institute, operate, and maintain an effective compliance program to detect, correct and prevent the incidence of non-compliance with CMS requirements and the incidence of fraud, waste and abuse (FWA) relating to the operation of Aetna’s Medicare Program. Such compliance program shall be appropriate to Upline’s or subcontractor’s organization and operations and shall include:

(a) written policies, procedures and standards of conduct articulating the entity’s commitment to comply with federal and state laws, as well as providing mechanisms for employee/subcontractor use in adhering to the expectation that Upline and employee/subcontractor report potential non- compliance or FWA issues (internally and to Aetna, as applicable) ; (b) for all officers, directors, employees, contractors and agents of Upline or subcontractor, required participation in effective compliance and anti-fraud training and education that is consistent with guidance that CMS has or may issue with respect to compliance and anti-fraud and abuse initiatives, unless exempt from such training under relevant CMS regulations. This includes general compliance and FWA training completion, as well as code of conduct dissemination, initially within ninety (90) days of hire/contracting and at least annually thereafter; Upline and subcontractors, as applicable, may use Aetna’s code and training or an equivalent; and (c) processes to oversee subcontractors to ensure their compliance with these requirements.

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8.	Schedule D-1. Upline agrees to comply with all the provisions set forth in Schedule D-1 to this Appendix D. All obligations set forth in Schedule D-1 apply equally to the Medicare Advantage Plans and Part D Plans, even if Schedule D-1only refers to Medicare Advantage Plans.

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Schedule D-I

Medicare Contract

CMS requires that specific terms and conditions be incorporated into the Agreement between a Medicare Advantage Organization or First Tier Entity and a First Tier Entity or Downstream Entity to comply with the Medicare laws, regulations, and CMS instructions, including, but not limited to, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Pub. L. No. 108-173, 117 Stat. 2066 (“MMA”); and

Except as provided herein, all other provisions of the Agreement between Aetna and Upline not inconsistent herein shall remain in full force and effect. This schedule shall supersede and replace any inconsistent provisions to such Agreement, to ensure compliance with required CMS provisions, and shall continue concurrently with the term of such Agreement.

NOW, THEREFORE, the parties agree as follows:

A.	Definitions:

1)	Centers for Medicare and Medicaid Services (“CMS”): the agency within the Department of Health and Human Services that administers the Medicare program.

2)	Completion of Audit: completion of audit by the Department of Health and Human Services, the Government Accountability Office, or their designees of a Medicare Advantage Organization, Medicare Advantage Organization contractor or related entity.

3)	Downstream Entity: any party that enters into a written arrangement, acceptable to CMS, with persons or entities involved with the MA benefit, below the level of the arrangement between an MA organization (or applicant) and a first tier entity. These written arrangements continue down to the level of the ultimate provider of both health and administrative services.

4)	Final Contract Period: the final term of the contract between CMS and the Medicare Advantage Organization.

5)	First Tier Entity: any party that enters into a written arrangement, acceptable to CMS, with an MA organization or applicant to provide administrative services or health care services for a Medicare eligible individual under the MA program.

6)	Medicare Advantage (“MA”): an alternative to the traditional Medicare program in which private plans run by health insurance companies provide health care benefits that eligible beneficiaries would otherwise receive directly from the Medicare program.

7)	Medicare Advantage Organization (“MA organization”): a public or private entity organized and licensed by a State as a risk-bearing entity (with the exception of provider-sponsored organizations receiving waivers) that is certified by CMS as meeting the MA contract requirements.

8)	Member or Enrollee: a Medicare Advantage eligible individual who has enrolled in or elected coverage through a Medicare Advantage Organization.

9)	Provider: (1) any individual who is engaged in the delivery of health care services in a State and is licensed or certified by the State to engage in that activity in the State; and (2) any entity that is engaged in the delivery of health care services in a State and is licensed or certified to deliver those services if such licensing or certification is required by State law or regulation.

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10)	Related entity: any entity that is related to the MA organization by common ownership or control and (1) performs some of the MA organization's management functions under contract or delegation; (2) furnishes services to Medicare enrollees under an oral or written agreement; or (3) leases real property or sells materials to the MA organization at a cost of more than $2,500 during a contract period.

B.	Required Provisions:

Upline agrees to the following:

1)	HHS, the Comptroller General, or their designees have the right to audit, evaluate, and inspect any pertinent information for any particular contract period, including, but not limited to, any books, contracts, computer or other electronic systems (including medical records and documentation of the first tier, downstream, and entities related to CMS’ contract with Aetna’s Affiliates included in this Agreement, (hereinafter, “MA organization”) through 10 years from the final date of the final contract period of the contract entered into between CMS and the MA organization or from the date of completion of any audit, whichever is later. [42 C.F.R. §§ 422.504(i)(2)(i) and (ii)] and [42 CFR §423.505]

2)	Upline will comply with the confidentiality and enrollee record accuracy requirements, including: (1) abiding by all Federal and State laws regarding confidentiality and disclosure of medical records, or other health and enrollment information, (2) ensuring that medical information is released only in accordance with applicable Federal or State law, or pursuant to court orders or subpoenas, (3) maintaining the records and information in an accurate and timely manner, and (4) ensuring timely access by enrollees to the records and information that pertain to them. [42 C.F.R. §§ 422.504(a)(13) and 422.118] and [42 CFR §423.136]

3)	Enrollees will not be held liable for payment of any fees that are the legal obligation of the MA organization. [42 C.F.R. §§ 422.504(i)(3)(i) and 422.504(g)(1)(i)] and [42 CFR §423.505(i)(3)(i)]

4)	Any services or other activity performed in accordance with a contract or written agreement by Upline are consistent and comply with the MA organization's contractual obligations. [42 C.F.R. § 422.504(i)(3)(iii)] and [42 CFR §423.505(i)(3)(iii)]

5)	Upline and any related entity, contractor or subcontractor will comply with all applicable Federal and Medicare laws, regulations, and CMS instructions. [42 C.F.R. §§ 422.504(i)(4)(v)] and [42 CFR §423.505(i)(4)(iv)]

6)	If any of the MA organization’s activities or responsibilities under its contract with CMS are delegated to any first tier, downstream and related entity:

(i)	The delegated activities and reporting responsibilities are specified as follows:

Upline shall (a) solicit, procure and transmit enrollment applications for Sales to eligible Medicare beneficiaries; (b) market Medicare Products; and (c) Refer Medicare beneficiaries to Aetna. Please see Sections 2 and 3 of the Agreement.

(ii)	CMS and the MA organization reserve the right to revoke the delegation activities and reporting requirements or to specify other remedies in instances where CMS or the MA organization determine that such parties have not performed satisfactorily.

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(iii)	The MA organization will monitor the performance of the parties on an ongoing basis.

Please see Section 4.2 and Appendix D

(iv)	If the MA organization delegates the selection of providers, contractors, or subcontractor, the MA organization retains the right to approve, suspend, or terminate any such arrangement.

[42 C.F.R. §§ 422.504(i)(4) and (5)]

In the event of a conflict between the terms and conditions above and the terms of a related agreement, the terms above control.

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Appendix E

BUSINESS ASSOCIATE AGREEMENT

HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT (HIPAA)

This Business Associate Agreement (the “BAA”) is made by and between Aetna (hereinafter the “Covered Entity”) and Upline (hereinafter the “Business Associate”), and is effective as of the same date the Agreement is effective, as described in Section 8.1 of the Agreement (the “Effective Date”). This BAA is attached to and incorporated into the Aetna Marketing Agreement for Upline Agents and Agencies between Business Associate and Covered Entity (the “Agreement”). All capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Agreement. In conformity with the regulations at 45 C.F.R. Parts 160-164 (the “Privacy and Security Rules”), Covered Entity will provide Business Associate with access to, or have Business Associate create, maintain, transmit and/or receive certain Protected Health Information (as defined below), thus necessitating a written agreement that meets the applicable requirements of the Privacy and Security Rules. Covered Entity and Business Associate agree as follows:

1.	Definitions. The following terms shall have the meaning set forth below:

(a)	ARRA. “ARRA” means the American Recovery and Reinvestment Act of 2009

(b)	Breach. “Breach” has the same meaning as the term “breach” in 45 C.F.R. 164.402.

(c)	C. F. R. “C.F. R.” means the Code of Federal Regulations.

(d)	Designated Record Set. “Designated Record Set” has the meaning assigned to such term in 45 C. F. R. 160.501.

(e)	Discovery. “Discovery” shall mean the first day on which a Breach is known to Business Associate (including any person, other than the individual committing the breach, that is an employee, officer, or other agent of Business Associate), or should reasonably have been known to Business Associate, to have occurred.

(f)	Electronic Protected Health Information. “Electronic Protected Health Information” means information that comes within paragraphs 1 (i) or 1 (ii) of the definition of “Protected Health Information”, as defined in 45 C. F. R. 160.103.

(g)	Individual. “Individual” shall have the same meaning as the term “individual” in 45 C. F. R. 160.103 and shall include a person who qualifies as personal representative in accordance with 45 C. F. R. 164.502 (g).

(h)	Protected Health Information. “Protected Health Information” shall have the same meaning as the term “Protected Health Information”, as defined by 45 C. F. R. 160.103, limited to the information created or received by Business Associate from or on behalf of Covered Entity.

(i)	Required by Law. “Required by Law” shall have the same meaning as the term “required by law” in 45 C. F. R. 164.103.

(j)	Secretary. “Secretary” shall mean the Secretary of the Department of Health and Human Services or his designee.

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(k)	Security Incident. “Security Incident” shall have the same meaning as the term “security incident” in 45 C.F.R. 164.304.

(l)	Standard Transactions. “Standard Transactions” means the electronic health care transactions for which HIPAA standards have been established, as set forth in 45 C. F. R., Parts 160-162.

(m)	Unsecured Protected Health Information. “Unsecured Protected Health Information” means Protected Health Information that is not secured through the use of a technology or methodology specified by guidance issued by the Secretary from time to time.

2.	Obligations and Activities of Business Associate.

(a)	Business Associate agrees to not use or further disclose Protected Health Information other than as permitted or required by this BAA or as Required by Law. Business Associate shall also comply with any further limitations on uses and disclosures agreed by Covered Entity in accordance with 45 C.F.R. 164.522 provided that such agreed upon limitations have been communicated to Business Associate in accordance with Section 4.1(c) of this BAA.

(b)	Business Associate agrees to use appropriate safeguards to prevent use or disclosure of the Protected Health Information other than as provided for by this BAA, including but not limited to the safeguards described in Section 2(m) of this BAA.

(c)	Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of Protected Health Information by Business Associate in violation of the requirements of this BAA.

(d)	Business Associate agrees to promptly report to Covered Entity any use or disclosure of the Protected Health Information not provided for by this BAA of which it becomes aware.

(e)	Business Associate agrees to report to Covered Entity any Breach of Unsecured Protected Health Information without unreasonable delay and in no case later than two (2) calendar days after Discovery of a Breach. Such notice shall include the identification of each Individual whose Unsecured Protected Health Information has been, or is reasonably believed by Business Associate, to have been, accessed, acquired, or disclosed In connection with such Breach. In addition, Business Associate shall provide any additional information reasonably requested by Covered Entity for purposes of investigating the Breach. Business Associate’s notification of a Breach under this section shall comply in all respects with each applicable provision of Section 13400 of Subtitle D (Privacy) of ARRA, 45 CFR 164.410, and related guidance issued by the Secretary from time to time. Without limiting Covered Entity’s remedies under Section 6 or any other provision of this BAA, in the event of a Breach involving Unsecured Protected Health Information maintained, used or disclosed by Business Associate, Business Associate shall reimburse Covered Entity for the cost of providing any legally required notice to affected Individuals and the cost of credit monitoring for such Individuals to extent deemed necessary by Covered Entity in its reasonable discretion.

(f)	In accordance with 45 CFR 164.502(e)(1)(ii) and 164.308(b)(2), if applicable, Business Associate agrees to ensure that any subcontractors that create, receive, maintain, or transmit Protected Health Information on behalf of Business Associate agree in writing to the same restrictions and conditions that apply through this BAA to Business Associate with respect to such information. In no event shall Business Associate, without Covered Entity’s prior written approval, provide Protected Health Information received from, or created or received by Business Associate on behalf of Covered Entity, to any employee or agent, including a subcontractor, if such employee, agent or subcontractor receives, processes or otherwise has access to the Protected Health Information outside of the United States.

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(g)	Business Associate agrees to provide access, at the request of Covered Entity, within ten (10) business days of the request from Covered Entity, to Protected Health Information in a Designated Record Set, to Covered Entity or, as directed by Covered Entity, to an Individual in order to meet the requirements under 45 C.F.R. 164.524. Covered Entity’s determination of what constitutes “Protected Health Information” or a “Designated Record Set” shall be final and conclusive. If Business Associate provides copies or summaries of Protected Health Information to an Individual it may impose a reasonable, cost-based fee in accordance with 45 C.F.R. 164.524 (c)(4).

(h)	Business Associate agrees to make any amendment(s) to Protected Health Information in a Designated Record Set that the Covered Entity directs or agrees to pursuant to 45 C.F.R. 164.526 at the request of Covered Entity or an Individual, within ten (10) business days of a request by Covered Entity. Business Associate shall not charge any fee for fulfilling requests for amendments. Covered Entity’s determination of what Protected Health Information is subject to amendment pursuant to 45 C.F.R. 164.526 shall be final and conclusive.

(i)	Business Associate agrees to make (i) internal practices, books, and records, including policies and procedures, relating to the use and disclosure of Protected Health Information received from, or created or received by Business Associate on behalf of, Covered Entity, and (ii) policies, procedures, and documentation relating to the safeguarding of Electronic Protected Health Information available to the Covered Entity, or at the request of the Covered Entity to the Secretary, in a time and manner designated by the Covered Entity or the Secretary, for purposes of the Secretary determining Covered Entity’s or Business Associate’s compliance with the Privacy and Security Rules.

(j)	Business Associate agrees to document such disclosures of Protected Health Information as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 C.F.R. 164.528.

(k)	Business Associate agrees to provide to Covered Entity, in the time and manner described below, the information collected in accordance with Section 2(j) of this BAA, to permit Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 C.F.R. 164.528. Business Associate agrees to provide such information to Covered Entity within thirty (30) business days of receipt of a request from Covered Entity.

(l)	Business Associate acknowledges that it shall request from the Covered Entity and so disclose to its affiliates, agents and subcontractors or other third parties, (i) the information contained in a “limited data set,” as such term is defined at 45 C.F.R. 164.514(e)(2), or, (ii) if needed by Business Associate, to the minimum necessary to accomplish the intended purpose of such requests or disclosures. In all cases, Business Associate shall request and disclose Protected Health Information only in a manner that is consistent with guidance issued by the Secretary from time to time

(m)	With respect to Electronic Protected Health Information, Business Associate shall implement and comply with (and ensure that its subcontractors implement and comply with) the administrative safeguards set forth at 45 C.F.R. 164.308, the physical safeguards set forth at 45 C.F.R. 310, the technical safeguards set forth at 45 C.F.R. 164.312, and the policies and procedures set forth at 45 C.F.R. 164.316 to reasonably and appropriately protect the confidentiality, integrity, and availability of the Electronic Protected Health Information that it creates, receives, maintains, or transmits on behalf of Covered Entity. Business Associate acknowledges that, (i) the foregoing safeguard, policies and procedures requirements shall apply to Business Associate in the same manner that such requirements apply to Covered Entity, and (ii) Business Associate shall be liable under the civil and criminal enforcement provisions set forth at 42 U.S.C. 1320d-5 and 1320d-6, as amended from time to time, for failure to comply with the safeguard, policies and procedures requirements and any guidance issued by the Secretary from time to time with respect to such requirements.

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(n)	With respect to Electronic Protected Health Information, Business Associate shall ensure that any subcontractors that create, receive, maintain, or transmit Electronic Protected Health Information on behalf of Business Associate, agree to comply with the applicable requirements of Subpart C of 45 C.F.R. Part 164 by entering into a contract that complies with 45 C.F.R. Section 164.314.

(o)	Business Associate shall report to Covered Entity any Security Incident of which it becomes aware, including Breaches of Unsecured Protected Health Information as required by 45 C.F.R. Section 164.410.

(p)	If Business Associate conducts any Standard Transactions on behalf of Covered Entity, Business Associate shall comply with the applicable requirements of 45 C.F.R. Parts 160-162.

(q)	During the term of this BAA, Business Associate may be asked to complete a security survey and/or attestation document designed to assist Covered Entity in understanding and documenting Business Associate’s security procedures and compliance with the requirements contained herein. Business Associate’s failure to complete either of these documents within the reasonable timeframe specified by Covered Entity shall constitute a material breach of this BAA.

(r)	Business Associate acknowledges that, as of the Effective Date of this BAA, it shall be liable under the civil and criminal enforcement provisions set forth at 42 U.S.C. 1320d-5and 1320d- 6, as amended from time to time, for failure to comply with any of the use and disclosure requirements of this BAA and any guidance issued by the Secretary from time to time with respect to such use and disclosure requirements.

(s)	To the extent Business Associate is to carry out one or more of Covered Entity’s obligation(s) under Subpart E of 45 CFR Part 164, Business Associate shall comply with the requirements of Subpart E that apply to Covered Entity in the performance of such obligation(s).

(t)	To the extent that Business Associate provides services to Covered Entity relating to individuals enrolled in state or federal programs (e.g., Medicare or Medicaid), Business Associate shall comply with any additional restrictions or requirements related to the use, disclosure, maintenance, and protection of Protected Health Information of individuals enrolled in such programs through Covered Entity. With respect to the Protected Health Information of Medicare enrollees, Business Associate shall report privacy and security incidents and/or Breaches immediately, but not later than one (1) day, to Covered Entity and include the information required under this Section 2 of this Addendum

3.	Permitted Uses and Disclosures by Business Associate.

3.1 General Use and Disclosure. Except as otherwise limited in this BAA, Business Associate may use or disclose Protected Health Information to perform its obligations and services to Covered Entity, provided that such use or disclosure would not violate the Privacy and Security Rules if done by Covered Entity or the minimum necessary policies and procedures of the Covered Entity.

3.2	Specific Use and Disclosure Provisions.

(a)	Except as otherwise prohibited by this BAA, Business Associate may use Protected Health Information for the proper management and administration of the Business Associate or to carry out the legal responsibilities of the Business Associate.

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(b)	Except as otherwise prohibited by this BAA, Business Associate may disclose Protected Health Information for the proper management and administration of the Business Associate, provided that disclosures are Required By Law, or Business Associate obtains reasonable assurances from the person to whom the information is disclosed that it will remain confidential and used or further disclosed only as Required By Law or for the purpose for which it was disclosed to the person, and the person notifies the Business Associate of any instances of which it is aware in which the confidentiality of the information has been breached in accordance with the Breach and Security Incident notifications requirements of this BAA.

(c)	Business Associate shall not directly or indirectly receive remuneration in exchange for any Protected Health Information of an Individual without Covered Entity’s prior written approval and notice from Covered Entity that it has obtained from the Individual, in accordance with 45 C.F.R. 164.508, a valid authorization that includes a specification of whether the Protected Health Information can be further exchanged for remuneration by Business Associate. The foregoing shall not apply to Covered Entity’s payments to Business Associate for services delivered by Business Associate to Covered Entity.

(d)	Business Associate shall not de-identify any Protected Health Information except as authorized by Covered Entity to provide data aggregation services to Covered Entity as permitted by 42 C.F.R. 164.504(e)(2)(i)(B).

(e)	Business Associate may use Protected Health Information to report violation of law to appropriate Federal and State authorities, consistent with 164.502 (j)(1).

4.	Obligations of Covered Entity.
4.1	Provisions for Covered Entity to Inform Business Associate of Privacy Practices and Restrictions.

(a) Covered Entity shall notify Business Associate of any limitation(s) in Covered Entity’s notice of privacy practices that Covered Entity produces in accordance with 45 C.F.R. 164.520 (as well as any changes to that notice), to the extent that such limitation(s) may affect Business Associate’s use or disclosure of Protected Health Information.

(b) Covered Entity shall provide Business Associate with any changes in, or revocation of, permission by Individual to use or disclose Protected Health Information, to the extent that such changes affect Business Associate’s use or disclosure of Protected Health Information.

(c) Covered Entity shall notify Business Associate of any restriction to the use or disclosure of Protected Health Information that Covered Entity has agreed to in accordance with 45 C.F.R. 164.522, to the extent that such restriction may affect Business Associate’s use or disclosure of Protected Health Information.

4.2	Permissible Requests by Covered Entity. Except as may be set forth in Section 3.2, Covered Entity shall not request Business Associate to use or disclose Protected Health Information in any manner that would not be permissible under the Privacy and Security Rules if done by Covered Entity.

5.	Term and Termination.

(a) Term. The provisions of this BAA shall take effect on the BAA’s Effective Date and shall terminate when all of the Protected Health Information provided by Covered Entity to Business Associate, or created, maintained, transmitted or received by Business Associate on behalf of Covered Entity, is destroyed or returned to Covered Entity, or, in accordance with Section 5(c)(2).

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(b) Termination for Cause. Without limiting the termination rights of the Parties pursuant to the BAA and upon Covered Entity’s knowledge of a material breach of this BAA by Business Associate, Covered Entity shall either:

(i) Provide an opportunity for Business Associate to cure the breach or end the violation, or terminate the BAA if Business Associate does not cure the breach or end the violation within the time specified by Covered Entity,

(ii)	Immediately terminate the BAA, if cure of such breach is not possible.

(c)	Effect of Termination.

(1) Except as provided in Section 5(c), upon termination of this BAA, for any reason, Business Associate shall return or destroy all Protected Health Information received from Covered Entity, or created, maintained, transmitted or received by Business Associate on behalf of Covered Entity. This provision shall apply to Protected Health Information that is in the possession of subcontractors or agents of Business Associate. Business Associate shall retain no copies of the Protected Health Information.

(2) In the event the Business Associate determines that returning or destroying the Protected Health Information is infeasible, Business Associate shall provide to Covered Entity notification of the conditions that make return or destruction infeasible. Upon mutual agreement of the Parties that return or destruction of Protected Health Information is infeasible, per Section 5(a) above, Business Associate shall continue to extend the protection of this BAA to such Protected Health Information and limit further uses and disclosures of such Protected Health Information for so long as Business Associate maintains such Protected Health Information.

6. Indemnification. Business Associate shall indemnify and hold harmless Covered Entity and any of Covered Entity’s affiliates, directors, officers, employees and agents from and against any claim, cause of action, liability, damage, cost or expense (including reasonable attorneys’ fees) arising out of or relating to any non-permitted use or disclosure of Protected Health Information, failure to safeguard Electronic Protected Health Information, or other breach of this BAA by Business Associate or any affiliate, director, officer, employee, agent or subcontractor of Business Associate.

7. Notices. Any notices or communications to be given under this BAA shall be made to the address and/or fax numbers given below:

To Business Associate:	To Covered Entity:
To the address set forth on the signature page of	Aetna
the Agreement	HIPAA Member Rights Team
151 Farmington Avenue, RT65
Hartford, CT 06156
Fax: (859) 280-1272
Email: HIPAAFulfillment@aetna.com

Each Party named above may change its address in accordance with Section 10.6 of the Agreement.

8.	Miscellaneous.

(a) Regulatory References. A reference in this BAA to a section in the Privacy and Security Rules means the section as in effect or as amended, and for which compliance is required.

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(b) Amendment. Upon the enactment of any law or regulation affecting the use or disclosure of Protected Health Information or the safeguarding of Electronic Protected Health Information, or the publication of any decision of a court of the United States or any state relating to any such law or the publication of any interpretive policy or opinion of any governmental agency charged with the enforcement of any such law or regulation, either Party may, by written notice to the other Party, amend the BAA in such manner as such Party determines necessary to comply with such law or regulation. If the other Party disagrees with such amendment, it shall so notify the first Party in writing within thirty (30) days of the notice. If the Parties are unable to agree on an amendment within thirty (30) days thereafter, then either of the Parties may terminate the BAA on thirty (30) days written notice to the other Party.

(c) Survival. The respective rights and obligations of Business Associate under Sections 5(c) and 6 of this BAA shall survive the termination of this BAA.

(d) Interpretation. Any ambiguity in this BAA shall be resolved in favor of a meaning that permits Covered Entity to comply with the Privacy and Security Rules. In the event of any inconsistency or conflict between this BAA and any other agreement between the Parties, the terms, provisions and conditions of this BAA shall govern and control.

(e) No third party beneficiary. Nothing express or implied in this BAA is intended to confer, nor shall anything herein confer, upon any person other than the Parties and the respective successors or assigns of the Parties, any rights, remedies, obligations, or liabilities whatsoever.

(f) Governing Law. This BAA shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

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